Exhibit 2.1

EXECUTION COPY

INTEREST PURCHASE AGREEMENT

DATED AS OF June 10, 2014

By and Among

EMCARE, INC.,

PHOENIX PHYSICIANS, LLC,

THE SELLERS SET FORTH HEREIN,

and

SELLER REPRESENTATIVE SET FORTH HEREIN.

CONFIDENTIAL

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS	1

1.1	Certain Definitions	1

1.2	Cross Reference	9

1.3	Interpretation	11

ARTICLE 2	PURCHASE AND SALE	12

2.1	Purchase and Sale of Equity Interests	12

2.2	Purchase Price; Closing Adjustment	12

2.3	Allocation of Purchase Price	12

2.4	Tax Withholding	13

ARTICLE 3	CLOSING	13

3.1	Closing Date	13

3.2	Deliveries at Closing	13

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF SELLERS	14

4.1	Organization; Standing	14

4.2	Title to Equity Interests	14

4.3	Authority; Execution and Delivery; Enforceability	14

4.4	Non-Contravention; Consents	14

4.5	Proceedings; Judgments	15

4.6	Brokers’ Fees	15

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF SELLERS RELATING TO THE COMPANY ENTITIES AND THE BUSINESS	15

5.1	Organization and Good Standing; Subsidiaries	15

5.2	Authorization and Effect	16

5.3	Capitalization	16

5.4	Non-Contravention; Consents	17

5.5	Financial Matters	18

5.6	Liabilities	19

5.7	Changes	19

5.8	Material Contracts	21

5.9	Tangible Assets	24

5.10	Real Property	24

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CONFIDENTIAL

5.11	Intellectual Property	26

5.12	Proceedings; Judgments	28

5.13	Compliance with Applicable Laws	28

5.14	Permits	29

5.15	Payor Participation	29

5.16	Privacy and Security Compliance	30

5.17	Health Care Laws	30

5.18	Additional Health Care Matters	31

5.19	Insurance	32

5.20	Tax Matters	33

5.21	Employment Matters	35

5.22	Benefits Arrangements	38

5.23	Environmental Matters	40

5.24	Brokers’ Fees	41

5.25	No Other Representations and Warranties	41

ARTICLE 6	REPRESENTATIONS AND WARRANTIES OF PURCHASER	41

6.1	Organization	41

6.2	Authorization and Effect	41

6.3	Non-Contravention	41

6.4	Financial Capacity	42

6.5	Brokers’ Fees	42

6.6	Securities Act and Investment	42

6.7	No Other Representations and Warranties	42

ARTICLE 7	GENERAL COVENANTS	42

7.1	Confidentiality	42

7.2	Publicity	42

7.3	Further Assurances	42

7.4	Conduct of the Business	43

7.5	Access to Information	46

7.6	Transaction Expenses	46

7.7	Efforts of the Parties	46

7.8	No Negotiation	46

CONFIDENTIAL

7.9	Notification; Updates to Disclosure Schedule	47

7.10	Regulatory Matters	47

7.11	Pre-Closing Deliverables	48

7.12	Financial Matters	48

7.13	Employee Plans	49

ARTICLE 8	ADDITIONAL COVENANTS	49

8.1	Non-Competition and Non-Solicitation	49

8.2	Confidentiality	51

8.3	Post-Closing Access	51

8.4	Tax Matters	51

8.5	Release	53

8.6	Customer and Other Business Relationships	53

8.7	Representations and Warranties Insurance	54

8.8	Post-Closing Professional Liability Insurance	54

8.9	Directors’ and Officers’ Liability Insurance	54

ARTICLE 9	CONDITIONS TO CLOSING	54

9.1	Conditions to the Obligations of Purchaser and Sellers	54

9.2	Conditions to the Obligation of Purchaser	55

9.3	Conditions to the Obligations of Sellers	57

ARTICLE 10	TERMINATION	58

10.1	Termination of the Agreement	58

10.2	Effect of Termination	58

ARTICLE 11	INDEMNIFICATION	59

11.1	Survival; Impact of Investigation; Claim Procedures	59

11.2	Indemnification by Sellers	60

11.3	Indemnification by Purchaser	62

11.4	Defense of Third Party Claims	62

11.5	Indemnification Claims	63

11.6	Sole and Exclusive Remedy	64

11.7	Tax Treatment of Indemnity Payments	64

ARTICLE 12	MISCELLANEOUS	64

12.1	Seller Representative	64

CONFIDENTIAL

12.2	Disclosure Schedule	65

12.3	Assignment	65

12.4	No Third Party Beneficiaries	66

12.5	Counterparts	66

12.6	Notices	66

12.7	Amendment; Waiver	66

12.8	Expenses	66

12.9	Governing Law	67

12.10	Submission to Jurisdiction; Specific Performance; Waiver of Jury Trial	67

12.11	Remedies Cumulative	68

12.12	Construction	68

12.13	Severability	68

12.14	Entire Agreement	68

12.15	Time of the Essence	69

12.16	Waiver	69

CONFIDENTIAL

Schedules

Schedule I	Sellers
Schedule II	Professional Entities
Schedule III	Minimum Cash Amount
Schedule IV	Retained Professional Entities

Disclosure Schedules
Section 1.1(a)	Current MSAs
Section 1.1(b)	Investor Agreements
Section 1.1(c)	Knowledge of Sellers
Section 1.1(c)	Permitted Encumbrances
Section 4.2	Equity Interests
Section 4.4(b)	Consents
Section 5.1(c)	Subsidiaries
Section 5.1(d)	Company Names
Section 5.3(a)	Company Equity Interest Agreements
Section 5.3(b)(i)	Capitalization
Section 5.3(b)(ii)	Subsidiary Equity Interest Agreements
Section 5.3(c)	Equity Agreements
Section 5.4(b)	Consents
Section 5.5(a)	Financial Statements
Section 5.5(b)	Company Entities Accounts Payable
Section 5.5(c)	Company Accounts Payable
Section 5.5(d)	Security Deposits
Section 5.5(e)	Compensation
Section 5.5(f)	Indebtedness
Section 5.5(g)	Off-Balance Sheet Arrangements
Section 5.6	Liabilities
Section 5.7	Changes
Section 5.8(a)	Material Contracts
Section 5.8(c)	Payments under Material Contracts
Section 5.8(d)	Bids
Section 5.9	Tangible Assets
Section 5.10(a)	Leased Real Property
Section 5.11(a)	Intellectual Property
Section 5.11(i)	IP-In Agreements and IP-Out Agreements
Section 5.11(j)	Software
Section 5.12	Proceedings; Judgments
Section 5.14(a)	Permits
Section 5.16	Privacy and Security Compliance
Section 5.19(a)	Company Entity Insurance
Section 5.19(b)	Insurance; Pending or Threatened Proceedings
Section 5.19(c)	Company Policies
Section 5.20	Tax Matters
Section 5.20(d)	Audited Tax Returns
Section 5.21(a)	Employees

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CONFIDENTIAL

Section 5.21(b)	Employee Severance
Section 5.21(c)	Employment Agreements
Section 5.21(e)	Employees Not Terminable By Will
Section 5.22(a)(i)	Benefit Arrangements
Section 5.22(a)(ii)	ERISA Affiliates
Section 5.22(c)	Employee Benefit Plans Compliance
Section 5.22(d)	Mergers of Employee Benefit Plans
Section 5.22(f)	Employee Benefit Plans Not Terminable at Closing
Section 5.22(j)	Transaction Payments
Section 7.4	Interim Operating Covenants
Section 7.4(b)	Additional Interim Covenants
Schedule 9.2(e)(iii)	Certain Employees
Schedule 9.2(e)(xix)	Third Party Consents
Schedule 9.2(e)(xx)	Certain Terminated Contracts
Section 11.2(a)(vi)	Certain Indemnification Matters
Section 12.6	Notice Addresses

Exhibits

Exhibit A	Form of Bring-Down/Compliance Certificate

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INTEREST PURCHASE AGREEMENT

This Interest Purchase Agreement (this “Agreement”) is made and entered into as of June 10, 2014, by and among Phoenix Physicians, LLC, a Florida limited liability company (the “Company”), EmCare, Inc., a Delaware corporation (“Purchaser”), the Persons listed on Schedule I attached hereto (the “Sellers” and, individually, a “Seller”), and Steven M. Scott, M.D. (the “Seller Representative”).  Certain capitalized terms used herein and not otherwise defined herein have the meanings ascribed to such terms Section 1.1.

WHERAS, Sellers collectively own all of the issued and outstanding equity interests of the Company (the “Equity Interests”);

WHEREAS, the Company, in part through management services agreements with professional entities listed on Schedule II attached hereto (the “Professional Entities”), is engaged in providing medical practices support and emergency department management and staffing services (including recruitment, scheduling, revenue management, documentation, contract management education and other services) to hospitals, physicians and healthcare institutions or facilities (the “Business”); and

WHEREAS, Sellers desire to sell, and Purchaser desires to purchase, all of the issued and outstanding equity interests of the Company, including the Equity Interests, on the terms and conditions set forth herein; and

WHEREAS, immediately prior to the Closing, each of the applicable holders of the issued and outstanding capital stock, membership interests or other equity interests of the Professional Entities, other than the Retained Professional Entities (the “Professional Entities Equity Interests”) shall have assigned to an Affiliate of Purchaser, or its applicable designees, all of the issued and outstanding Professional Entities Equity Interests (the “Professional Entities Acquisition”).

NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto do hereby agree as follows:

AGREEMENT

ARTICLE 1
DEFINITIONS

1.1          Certain Definitions.  In addition to the other definitions contained in this Agreement, the following terms will, when used in this Agreement, have the following respective meanings:

“Affiliate” means, with respect to any Person, any Person who directly or indirectly owns or controls, is owned or controlled by, or is under direct or indirect common ownership or control with such other Person.  Without limiting the generality of the foregoing, a Person shall be deemed to “own” another person if it owns, directly or indirectly, more than fifty percent (50%) of the capital stock or other equity interest of such other Person.

“Applicable Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, proposed regulation, listing standard, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is, or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority or the governing body of any national securities exchange.

“Business Day” means each day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Captive Account” means the account maintained by the Company with The Bank of N. T. Butterfield & Son Limited in Bermuda, which account is identified as Segregated Account PP72022, a segregated account pursuant to the Universal Re-Insurance Company Act 1999, a Private Act of the Bermuda Legislature.

“Cash” means any unrestricted cash and cash equivalents held by any Company Entity, determined in accordance with GAAP.

“Cash Purchase Price” means One Hundred Seventy Million Dollars ($170,000,000).

“Closing Cash Amount” means the aggregate amount of Cash reflected on the Company’s general ledger as of the open of business on the Closing Date; provided that the “Closing Cash Amount” shall be decreased by, without duplication, the aggregate amount of any outstanding and unpaid checks issued by, checks deposited or held in the account of, deposits in transit, return items received by and other similar items related to any Company Entity that have not yet cleared as of the open of business on the Closing Date; and provided, further, that the Closing Cash Amount shall not be deemed to include funds held in the Captive Account.

“Closing Indebtedness Amount” means the aggregate amount of Indebtedness of the Company Entities as of the Closing, determined on a consolidated basis.

“Closing Target Funding Amount” means the balance of the Captive Account as of the open of business on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Entities” means, collectively, the Company, its, direct and indirect, Subsidiaries and the Professional Entities.

“Company Intellectual Property” means all Intellectual Property and Intellectual Property Rights owned, used, or held for use by any Company Entity or otherwise necessary for the operation of the Business as it is currently conducted and as it is planned to be conducted.

“Contemplated Transactions” means Purchaser’s acquisition of all of the issued and outstanding capital stock and all other outstanding equity interests of the Company, including the Equity Interests, the Professional Entities Acquisition, and all other transactions contemplated by this Agreement or the Collateral Agreements.

“Contracts” means any contract, agreement, understanding, arrangement, warranty, deed, power of attorney, purchase order, work order, commitment, assignment, certificate, covenant, assurance, undertaking, option, lease, license, insurance policy, sale and purchase order, commitment and other instruments of any kind, whether written or oral, to which a Person is a party, is otherwise bound or has any current or future obligation or Liability.

“Current MSAs” means those certain management services agreements between a Company Entity and each of the Professional Entities listed on Section 1.1(a) of the Disclosure Schedule.

“Damages” shall include any loss, damage, injury, Liability, lost profits, claim, demand, settlement, Judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost or expense (including any cost of investigation, penalty, fee and disbursement of counsel); provided that “Damages” shall not include any amounts attributable to punitive or exemplary damages (unless payable to third parties).

“Disclosure Schedule” means the disclosure schedule prepared by Sellers and delivered to Purchaser incident to the execution and delivery of this Agreement.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, lien, lease, sublease, right of way, easement, encroachment, servitude, right of first option, right of first refusal, or similar restriction or encumbrance of any kind, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership under the Applicable Laws of any jurisdiction.

“Environmental Law” means any Judgment or Applicable Law pertaining to environmental matters, including those arising under any federal, state or local Judgment or Applicable Law relating to the environment, or any other zoning, public or worker health or safety law or regulation.

“Environmental Permit” means all Permits required under any Environmental Law necessary to operate the Business as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with Sellers, as defined in Section 414 of the Code.

“Escrow Amount” means the amount set forth in the Escrow Agreement.

“GAAP” means generally accepted accounting principles in the U.S., as in effect as of the date of this Agreement, set out in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the U.S., that are applicable to the circumstances as of the date of determination, consistently applied in accordance with past practice.

“Governing Documents” means, with respect to any particular entity: (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the articles or certificate of limited partnership; (d) if a limited liability company, the articles of organization or certificate of formation and operating agreement, regulations, limited liability company agreement, or company agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authority” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency, bureau or commission or other governmental authority or instrumentality, domestic or foreign.

“Hazardous Substance” means: (a) those substances defined in or regulated under the following federal statutes and their state counterparts and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Solid Waste Disposal Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Clean Air Act and the Occupational Safety and Health Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos and radon; (e) medical waste, including infectious waste, non-infectious waste and etiologic waste; and (f) any substance, material or waste regulated by any federal, state, local or foreign Governmental Authority pursuant to any Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indebtedness” means, without duplication: (a) with respect to any Person, including any Company Entity, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person for any (i) indebtedness for borrowed money (including overdraft facilities); (ii) deferred purchase price of property, goods or services (other than trade payables incurred in the Ordinary Course of Business that are less than forty-five (45) days past due); (iii) reimbursement and other obligations for surety bonds and letters of credit; (iv) obligations evidenced by notes, bonds, debentures or similar Contracts; (v) capital lease obligations; (vi) Contracts relating to interest rate protection, swap agreements and collar agreements (including any breakage or similar costs payable in connection with any of the foregoing); and (vii) guaranties of any of the foregoing; and (b) with respect to the Company Entities, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of any Company Entity for any (i) payable or other indebtedness owing to Sellers, any of Sellers Affiliates or any Related Party of Sellers or any of their respective Affiliates (for purposes of this subsection, Company Entities shall not be considered Affiliates of Sellers or any Related Party of Sellers); (ii) contingent purchase price payment, earnout or similar payment.  For purposes of clarity, the contingent reimbursement obligation for the Letter of Credit shall not be considered Indebtedness unless amounts become due and owing thereon because of a draw on the Letter of Credit.

“Intellectual Property” means: (a) inventions and discoveries, whether patentable or not; (b) patents and patent applications, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements, together with (i) all divisionals, continuations, continuations-in-part, and foreign counterpart applications related to the foregoing, (ii) all patents, including foreign counterpart patents, issuing on any patent applications included in any of the foregoing and (iii) all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing (collectively, “Patents”); (c) trademarks, service marks, logos, trade dress, and other indicia of origin, all applications and registrations for the foregoing and all goodwill associated therewith and symbolized thereby, including all renewals of same (collectively, “Trademarks”); (d) know-how and proprietary or confidential information that qualify as protectable trade secrets under Applicable Law (collectively, “Trade Secrets”); (e) all copyrights and rights in copyrightable works (including Software), including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright (collectively, “Copyrights”); (f) Internet domain names and uniform resource locators (collectively, “Domain Names”); and (g) any other domestic, state and foreign intellectual property or proprietary rights to the extent entitled to legal protection as such.

“Intellectual Property Rights” means any and all rights (anywhere in the world, whether statutory, common law or otherwise) relating to, arising from, or associated with Intellectual Property, including:  (a) Patents; (b) Copyrights; (c) rights with respect to Trademarks; (d) rights with respect to Domain Names, including registrations thereof and applications therefor; (e) rights with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any Person; and (f) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials.

“Investor Agreements” means those certain agreements between the Professional Entities and the counterparties thereto listed on Section 1.1(b) of the Disclosure Schedule.

“IT Systems” means all computer systems, servers, network equipment and other computer hardware owned, leased or licensed by any Company Entity.

“Judgment” means any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (b) Contract with any Governmental Authority entered into in connection with any Proceeding.

“Knowledge of Sellers” and other phrases of like substance means the actual knowledge of any of the Persons listed on Section 1.1(c) of the Disclosure Schedule after due inquiry of such Person’s direct reports of the fact or matter.

“Letter of Credit” means Irrevocable Standby Letter of Credit No. BMCH109769OS in the amount of $10,250,335 issued by the Bank of Montreal for the benefit of Continental Casualty Company as parent of Columbia Casualty Company, the reimbursement obligations for which are obligations of the Company and are and secured by the Captive Account.  The Letter of Credit is required as a condition of obtaining the Primary Policies.

“Liability” or “Liabilities” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Material Adverse Effect” means any change, event or effect that, when taken individually or together with all other adverse changes, events or effects, has had or could reasonably be expected to have a material adverse effect on the business, properties, assets, prospects, results of operations or condition, financially or otherwise, taken as a whole, of the Company Entities; provided, however, that a “Material Adverse Effect” shall not include any change or effect:  (a) in general economic or business conditions; (b) financial, banking or securities markets of the U.S. in general (including any disruption thereof and any decline in the price of any security or any market index); (c) in national or international political or social conditions, including the engagement by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S. or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S.; (d) affecting generally the industries or markets in which any Company Entity operates; (e) related solely to the announcement or consummation of any of the Contemplated Transactions; (f) resulting from the identity or business plans of Purchaser or any of its Affiliates; or (g) change resulting from any act taken by Sellers or any Company Entity pursuant to or in accordance with this Agreement (solely to the extent such act is specifically identified in this Agreement); provided that the change or effects in the foregoing clauses (a) through (g) shall be excluded to the extent that the Company Entities are disproportionately impacted relative to other participants in the industry and states in which the Company Entities operate.  A failure by the Company Entities to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement shall not in itself constitute a Material Adverse Effect; provided that this sentence shall not prevent a determination that any change, event or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect).

“Minimum Cash Amount” means the amount set forth on Schedule III under the heading “Minimum Cash Amount” set forth opposite the Closing Date.  To the extent the Closing Date is not a date set forth on Schedule III, the parties agree to, in good faith, use similar methodology as used in preparing Schedule III to determine the Minimum Cash Amount for such Closing Date.

“Ordinary Course of Business” an action taken by a Person will be deemed to have been taken in the ordinary course of business only if that action: (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (b) does not require special or separate authorization by the board of directors or stockholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Permits” means any permit, license, certificate, certificate of need, supplier or provider number, supplier or provider agreement (including participation agreement), authorization, franchise, concession, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization including:  (a) those that are issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Applicable Law; (b) any right under any Contract with any Governmental Authority; or (c) those that are issued or required under Applicable Law and applicable to the Business or necessary in the possession, ownership, promoting, sale, furnishing, distribution or delivery of good or services of the Business.

“Permitted Encumbrances” means any:  (a) Encumbrance for Taxes for the current tax year which are not yet due and payable or that are being contested in good faith and for which, in each case, an adequate reserve has been established; (b) Encumbrances set forth on Section 1.1(d) of the Disclosure Schedule; and (c) mechanic’s, materialman’s, supplier’s, vendor’s or similar Encumbrances arising or incurred in the Ordinary Course of Business securing amounts which are not overdue.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Authority or other entity.

“Post-Closing Tax Period” means any Taxable period both beginning after and ending after the Closing Date and in the case of any Straddle Period the allocable portion beginning after and ending after the Closing Date.

“Pre-Closing Tax Period” means any Taxable period both beginning before and ending either before or as of the Closing Date and in the case of any Straddle Period the allocable portion beginning before and ending as of the Closing Date.

“Pre-Closing Taxes” means any and all Taxes imposed on, or arising in connection with or otherwise attributable to, (a) each of the Company Entities for all Pre-Closing Tax Periods (regardless of whether such Taxes, or the Tax Returns related thereto, are due prior to, as of, or after the Closing Date), (b) any member of an affiliated, consolidated, combined or unitary group of which any Company Entity (or any predecessor of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Applicable Law or (c) any Person (other than a Company Entity) and that result in a Liability of any Company Entity as a transferee or successor, or by contract or pursuant to any law, rule, or regulation, and that relate to an event or transaction that occurred before the Closing.  In the case of any Straddle Period, (x) the amount of any Taxes that are based on or measured by income, receipts, or expenditures of any Company Entity and that are allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and (y) the amount of all other Taxes of the Company Entities that are allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, suit, receipt of subpoena, request for information or civil investigation demand (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Authority or arbitrator.

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Related Party” means, with respect to any Person, any stockholder, member, manager, partner, employee, officer, director of, or consultant to, such Person or any family member of any of the foregoing.

“Representatives” means, with respect to a Person, such Person’s directors, managers, members, partners, employees, agents, attorneys, accountants, financial advisors, officers and independent contractors.

“Restricted Area” means the State of Arkansas, Florida, New Jersey, North Carolina, Ohio, Pennsylvania and Virginia.

“Restricted Business” means operating the Business in the Restricted Area.

“Retained Professional Entities” means those Professional Entities listed on Schedule IV.

“Seller Transaction Expenses” means all:  (a) Transaction Expenses of any of Sellers or any of their respective Affiliates, including the Company or any Company Entity; (b) any change of control, severance, sale, retention, success or similar payments or promises to payments made by any Company

Entity to any Person (including for the avoidance of doubt, the employer portion of any employment Taxes payable with respect thereto) which are triggered, whether in part or whole, by the Contemplated Transactions; and (c) the cost of the extended reporting endorsement (“tail”) for the Company’s current directors and officers liability insurance policy to be purchased by the Company pursuant to Section 8.9.

“Software” means all: (a) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (e) documentation, including user manuals and other training documentation, related to any of the foregoing.

“Straddle Period” means any Taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” means any Person, fifty percent (50%) or more of the outstanding equity interests of which are owned, directly or indirectly, by the referenced Person.

“Target Funding Amount” means Eighteen Million Nine Hundred Twenty Nine Thousand Seven Hundred and Forty Three Dollars ($18,929,743).

“Tax” or “Taxes” (and with correlative meaning, “Taxable”) means any (a) U.S. federal, state or local, or non-U. S., income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, withholding, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, net worth, intangibles, social security, unemployment, disability, payroll, license, employee or other tax or similar levy, of any kind whatsoever, including any interest, penalties, fines or additions to tax in respect of the foregoing and (b) any Liability in respect of any items described in clause (a) payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous provision under law) or otherwise.

“Tax Authority” means any governmental entity or any subdivision, agency, commission or authority thereof having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Transaction Expenses” means, without duplication, with respect to any Person, all fees, costs and expenses (including all legal fees and expenses, all fees and expenses payable to any investment banker, broker or finder, and all fees and expenses of any audit firm or accountants) that have been incurred in connection with the Contemplated Transactions on behalf of or for the benefit of such Person.

“Transfer Taxes” means any and all sales, use, ad valorem, value added, goods and services, transfer, stamp, stock transfer, or real property transfer Taxes and any similar Taxes, fees, or charges (together with any interest, penalties, or additions in respect thereof) imposed by any Tax Authority in respect of the sale of the Equity Interests or otherwise in connection with the Contemplated Transactions or this Agreement.

“Treasury Regulations” means any proposed, temporary or other applicable Treasury Regulations promulgated under the Code.

“U.S.” means the United States of America.

1.2                               Cross Reference.  The following terms have the meanings ascribed to them in the Sections set forth below:

Defined Term	Section
“401(k) Plan”	Section 7.13
“Agreed Amount”	Section 11.5(a)
“Agreement”	Preamble
“Agreed Upon Allocation”	Section 2.3
“Antitrust Division”	Section 7.10(b)
“Balance Sheet”	Section 5.5(a)
“Business”	Recitals
“Cap”	Section 11.2(b)
“Claim Notice”	Section 11.1(d)
“Claimed Amount”	Section 11.1(d)
“Closing”	Section 3.1
“Closing Date”	Section 3.1
“Collateral Agreements”	Section 4.3
“Company”	Preamble
“Consideration”	Section 2.3
“Contested Amount”	Section 11.5(a)
“Copyrights”	Section 1.1
“Deductible”	Section 11.2(b)
“Disagreement Notice”	Section 2.3
“Dispute”	Section 12.10(a)
“Dispute Period”	Section 11.5(a)
“Divestiture”	Section 7.10(c)
“Domain Names”	Section 1.1
“Employee Benefit Plan”	Section 5.22(a)
“Employee Solicitation Restriction Period”	Section 8.1(b)
“Equity Interests”	Recitals
“Escrow Account”	Section 3.2(a)(i)

“Escrow Agent”	Section 9.2(e)(iv)
“Escrow Agreement”	Section 3.2(a)(i)
“Financial Statements”	Section 5.5(a)
“FTC”	Section 7.10(b)
“Fundamental Representations”	Section 11.1(a)(ii)
“Governmental Programs”	Section 5.15(a)
“HIPAA”	Section 5.16
“HITECH”	Section 5.16
“Indemnified Person”	Section 11.1(d)
“Interim Balance Sheet”	Section 5.5(a)
“Interim Balance Sheet Date”	Section 5.5(a)
“IP-In Agreements”	Section 5.11(i)
“IP-Out Agreements”	Section 5.11(i)
“IRS”	Section 5.20(e)
“Leased Real Property Document(s)”	Section 5.8(a)(xiii)
“Leased Real Property”	Section 5.10(a)
“Management Services Agreement”	Section 9.2(e)(v)
“Material Contracts”	Section 5.8(a)
“Mediation Notice”	Section 12.10(a)
“Medicare and Medicaid Programs”	Section 5.15(a)
“Net Closing Consideration”	Section 2.2(a)
“Outside Date”	Section 10.1(d)
“Patents”	Section 1.1
“Pre-Closing Returns”	Section 8.4(a)
“Primary Policies”	Section 5.19(c)
“Private Programs”	Section 5.15(a)
“Professional Entities”	Recitals
“Professional Entities Acquisition”	Recitals
“Professional Entities Equity Interests”	Recitals
“Purchaser Indemnitee”	Section 11.2(a)
“Purchaser”	Preamble
“Resolution Period”	Section 2.3
“Response Notice”	Section 11.5(a)

“Restricted Period”	Section 8.1(a)
“Securities Act”	Section 6.6
“Seller(s)”	Preamble
“Sellers Indemnitee”	Section 11.3(a)
“Seller Representative”	Preamble
“Straddle Period Returns”	Section 8.4(a)
“Tax/Taxes/Taxable”	Section 1.1
“Tax Controversies”	Section 8.4(c)
“Third Party Claim”	Section 11.4(a)
“Trade Secrets”	Section 1.1
“Trademarks”	Section 1.1
“Trust”	Section 7.13
“Trustee”	Section 7.13
“Universal Reinsurance”	Section 5.19(c)
“WARN Act”	Section 5.21(l)

1.3                               Interpretation.  As used in this Agreement, except as otherwise indicated in this Agreement or as the context may otherwise require: (a) the words “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import; (b) the word “or” is not exclusive; (c) references to an “Article,” “Section,” “preamble,” “recital,” or any other subdivision, or to an “Appendix,” “Exhibit,” “Schedule,” or “Disclosure Schedule” are to an article, section, preamble, recital, or subdivision of this Agreement, or to an appendix, exhibit, schedule, or disclosure schedule to this Agreement; (d) the words “this Agreement,” “hereby,” “hereof,” “herein,” “hereunder,” and comparable words refer to all of this Agreement, including the Appendices, Exhibits, Schedules, and Disclosure Schedule to this Agreement, and not to any particular Article, Section, preamble, recital, or other subdivision of this Agreement or Appendix, Exhibit, Schedule, or Disclosure Schedule to this Agreement; (e) any pronoun in masculine, feminine, or neuter form shall include any other gender; (f) any word in the singular form includes the plural and vice versa; (g) references to any agreement or other document are to such agreement or document as amended, modified, superseded, supplemented, and restated now or from time to time after the date of this Agreement; (h) references to any Applicable Law are to it as amended, modified, supplemented, and restated now or from time to time after the date of this Agreement, and to any corresponding provisions of successor Applicable Laws, and, unless the context requires otherwise, any reference to any statute shall be deemed also to refer to all rules and regulations promulgated thereunder; (i) references to any Person include such Person’s respective successors and permitted assigns (and in the case of a natural person, such Person’s heirs, estate, and personal representatives); (j) references to a “day” or number of “days” (without the explicit qualification of “Business”) refer to a calendar day or number of calendar days; and (k) references to “Company” shall include, unless the context requires otherwise, reference to the Company and its, direct and indirect, Subsidiaries.  If interest is to be computed under this Agreement, it shall be computed on the basis of a 360-day year of twelve 30-day months.  If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice may be taken or given on the next succeeding Business Day.  Any financial or accounting term that is not otherwise defined in this Agreement shall have the meaning given such term under GAAP.

ARTICLE 2
PURCHASE AND SALE

2.1                               Purchase and Sale of Equity Interests.  Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall transfer and deliver to Purchaser, free and clear of all Encumbrances and Purchaser shall accept delivery of the Equity Interests in exchange for the Net Closing Consideration (as defined below), which shall be paid to Sellers in accordance with this Agreement.

2.2                               Purchase Price; Closing Adjustment.

(a)                                 At Closing, the aggregate purchase price to be paid in cash by Purchaser for the Equity Interests (the “Net Closing Consideration”) shall equal to the result of the following: (i) the Cash Purchase Price, minus (ii) the Escrow Amount, plus (iii) the amount, if any, by which the Closing Cash Amount is greater than the Minimum Cash Amount, minus (iv) the amount, if any, by which the Closing Cash Amount is less than the Minimum Cash Amount, minus (v) the Closing Indebtedness Amount, minus (vi) any Seller Transaction Expenses which are unpaid as of the Closing, plus (vii) the amount, if any, the Closing Target Funding Amount is greater than the Target Funding Amount, minus (viii) the amount, if any, the Closing Target Funding Amount is less than the Target Funding Amount.

(b)                                 Sellers shall deliver to Purchaser not less than three (3) Business Days prior to the anticipated Closing Date a statement, reasonably acceptable to Purchaser, that sets forth the good faith estimates of the (i) Closing Cash Amount, (ii) Closing Indebtedness Amount, (iii) the Closing Target Funding Amount and (iv) the unpaid Seller Transaction Expenses; provided that on the morning of the Closing Date, each of the Company Entities’ banks shall confirm the Closing Cash Amount.

2.3                               Allocation of Purchase Price.  Purchaser shall provide Sellers with an allocation of the Net Closing Consideration plus the amount of any assumed Liabilities to the extent properly taken into account for income Tax purposes (“Consideration”) among the assets of the Company Entities in accordance with Section 1060 of the Code and the Treasury Regulations thereunder no later than ninety (90) days following the Closing Date.  If Sellers disagree with any item reflected on the allocation provided by Purchaser, Sellers shall notify Purchaser of such disagreement and its reasons for so disagreeing (the “Disagreement Notice”) within thirty (30) days of receipt of such allocation, in which case Sellers and Purchaser shall attempt to resolve in good faith the disagreement.  If Sellers do not so notify Purchaser of a disagreement within such thirty (30) day period, or if Purchaser and Sellers reach an agreement with respect to all of the items in the Disagreement Notice within thirty (30) days after Purchaser receives the Disagreement Notice (the “Resolution Period”), the allocation prepared by Purchaser or as agreed to by Purchaser and Sellers during the Resolution Period shall be referred to as the “Agreed Upon Allocation.”  If there is an Agreed Upon Allocation, then Purchaser and Sellers shall report the transaction contemplated by this Agreement in accordance with the Agreed Upon Allocation for all income Tax purposes, unless otherwise required by a Tax Authority or under Applicable Law.  If there is no Agreed Upon Allocation, then Purchaser and Sellers shall furnish to the other party a copy of its IRS Form 8594 and any similar form under any Applicable Law as filed.  Any subsequent adjustments to the Consideration shall be reflected in the allocation in a manner consistent with Section 1060 of the Code and the Treasury Regulations thereunder, as well as with the Agreed Upon Allocation (if any) prior to such adjustment to the Consideration.  After the Closing, Purchaser shall engage a commercially reputable professional valuation firm to allocate consideration payable with respect to the covenants not to compete by Sellers under Section 8.1; provided that the parties do not anticipate that more than One

Million Five Hundred Thousand Dollars ($1,500,000) will be allocated to the covenants not to compete by Sellers under Section 8.1.

2.4                               Tax Withholding.  Purchaser shall be entitled to deduct and withhold, or cause the Escrow Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement any and all amounts as it determines are required to be deducted and withheld under Applicable Law.  To the extent that amounts are so deducted and withheld by Purchaser or the Escrow Agent, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable party as consideration pursuant to this Agreement and such amounts shall be timely delivered by Purchaser or the Escrow Agent, as the case may be, to the applicable Tax Authority.

ARTICLE 3
CLOSING

3.1                               Closing Date.  Subject to the fulfillment of the conditions precedent specified in Sections 9.1, 9.2 and 9.3, the purchase and sale of the Equity Interests shall be consummated at a closing (the “Closing”) to be held at the offices of Morrison & Foerster LLP, 5200 Republic Plaza, 370 Seventeenth Street, Denver, Colorado 80202, at 10:00 a.m. Mountain time, as soon as practicable (and in no event later than the third (3rd) Business Day) following the satisfaction or waiver of the conditions set forth in Sections 9.1, 9.2 and 9.3, or on such other date or at such other location as Sellers and Purchaser shall mutually agree (such date and time being herein referred to as the “Closing Date”).

3.2                               Deliveries at Closing.  Subject to the terms and conditions of this Agreement, at the Closing, the following Persons shall deliver or cause to be delivered the following:

(a)                                 Purchaser shall deliver, or cause to be delivered, the following consideration:

(i)                                     the Escrow Amount shall be delivered by Purchaser to an escrow account established by the Escrow Agent (the “Escrow Account”) by wire transfer of immediately available funds for deposit in the Escrow Account in accordance with the terms of the escrow agreement, in a form mutually acceptable, in good faith, to Purchaser and Sellers (the “Escrow Agreement”);

(ii)                                  an amount equal to the Closing Indebtedness Amount shall be delivered by Purchaser by wire transfer of immediately available funds to the payees and accounts designated in the payoff letters described in Section 7.12(b) or as otherwise designated in writing by Sellers (such designation to occur no less than three (3) Business Days prior to the Closing);

(iii)                               an amount equal to any Seller Transaction Expenses not discharged by Sellers prior to Closing shall be delivered by Purchaser by wire transfer of immediately available funds to an account or accounts designated by Sellers (such designation to occur no less than three (3) Business Days prior to the Closing); and

(iv)                              the Net Closing Consideration shall be allocated among Sellers in proportion to their respective holdings and preferences of Equity Interests as set forth in Schedule I and shall be delivered by Purchaser by wire transfer of immediately available funds to an account or accounts designated by Sellers (such designation to occur no less than three (3) Business Days prior to the Closing).

(b)                                 Purchaser shall deliver, or cause to be delivered, to Sellers the deliveries set forth in Section 9.3.

(c)                                  Sellers shall deliver, or cause to be delivered, to Purchaser the deliveries set forth in Section 9.2.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, severally and not jointly, represents and warrants to Purchaser that, except as set forth in the corresponding sections of the Disclosure Schedule, the statements contained in this ARTICLE 4 are accurate and complete as of the date of this Agreement and as of the Closing:

4.1                               Organization; Standing.  If not a natural person, such Seller is duly incorporated or organized, validly existing and in good standing under the laws of the state of its incorporation or organization; provided that for Sellers that are trusts, such trusts were formed and the trust agreement were executed in compliance with Florida law and the trusts remain in existence and have not been dissolved.

4.2                               Title to Equity Interests.  Such Seller is the record and beneficial owner of, and holds good and valid title free and clear of any and all Encumbrances to, the Equity Interests set forth opposite his, her or its name on Section 4.2 of the Disclosure Schedule.  Such Seller has the power and authority to sell, transfer, assign and deliver the Equity Interests as provided in this Agreement, and such delivery will convey to the applicable Purchaser good and marketable title to such Equity Interests, free and clear of any and all Encumbrances.  Such Seller has waived any and all right such Seller may have, under the Governing Documents of the Company or any other Contract, with respect to the Contemplated Transactions.  Upon consummation of the Contemplated Transactions, good and valid title to such Equity Interests will pass to the applicable Purchaser, free and clear of any and all Encumbrances.  Except as set forth on Section 4.2 of the Disclosure Schedule, such Seller is not a party to any voting trust or other voting agreement with respect to any of the Equity Interests or to any agreement relating to the issuance, sale, redemption transfer or other disposition of the Equity Interests.

4.3                               Authority; Execution and Delivery; Enforceability.  Such Seller has all requisite power and authority (corporate, limited partnership, limited liability company or otherwise) to execute and deliver this Agreement and the documents, instruments, certificates and agreements executed in connection herewith (the “Collateral Agreements”), to perform his, her or its obligations under this Agreement and the Collateral Agreements, and to consummate the Contemplated Transactions.  The execution, delivery and performance of this Agreement and the Collateral Agreements and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary action (corporate, limited partnership, limited liability company or otherwise) on the part of such Seller.  This Agreement and the Collateral Agreements to which such Seller is a party have been duly and validly executed by such Seller and constitute legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, except, with respect to third parties, as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency, or other laws affecting creditors’ rights generally or by general principles of equity.

4.4                               Non-Contravention; Consents.

(a)                                 Neither the execution nor delivery of this Agreement or any of the Collateral Agreements, nor the consummation or performance of any of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i)                                     contravene, conflict with or result in a violation of, or give any Governmental Authority or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Applicable Law or any Judgment to which such Seller, or any of the assets of such Seller, is subject;

(ii)                                  if such Seller is not a natural person, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of the Governing Documents of such Seller; or

(iii)                               other than as expressly set forth in this Agreement, result in the imposition or creation of any Encumbrance upon or with respect to any of the assets of such Seller.

(b)                                 Section 4.4(b) of the Disclosure Schedule sets forth an accurate and complete list of (i) each filing that such Seller is or will be required to make, (ii) each notice that such Seller is or will be required to give, and (iii) each consent, approval, license, order or authorization that such Seller is or will be required to obtain from any Person (including any Governmental Authority) in connection with the execution and delivery of this Agreement and the Collateral Agreements and the consummation or performance of the Contemplated Transactions.

4.5                               Proceedings; Judgments.  There is no Proceeding pending or, to the Knowledge of such Seller, threatened against or affecting such Seller, or outstanding Judgment against or affecting such Seller, that (a) may give rise to any legal restraint on or prohibition against or cause any delay of the Contemplated Transactions or that would reasonably be expected to impair the ability of Seller to perform his or its obligations under this Agreement or (b) challenges such Seller’s ownership of the Company.

4.6                               Brokers’ Fees.  Except for Wells Fargo Securities LLC, no investment banker, broker, finder or similar agent has been employed by or on behalf of Seller in connection with this Agreement or the Contemplated Transactions, and such Seller has not entered into any agreement, arrangement or understanding of any kind with any Person for the payment of any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the Contemplated Transactions.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLERS
RELATING TO THE COMPANY ENTITIES AND THE BUSINESS

Each Seller represents and warrants to Purchaser that, except as set forth in the corresponding sections of the Disclosure Schedule, the statements contained in this ARTICLE 5 are accurate and complete as of the date of this Agreement and as of the Closing:

5.1                               Organization and Good Standing; Subsidiaries.

(a)                                 The Company and each other Company Entity is a limited liability company or a corporation duly formed, validly existing and in good standing under the laws of the state of its formation.

(b)                                 Each Company Entity has all requisite corporate power or limited liability, as applicable, and authority to own, lease and operate, and to carry on the Business as now being conducted.  Each Company Entity is qualified, authorized, registered or licensed and in good standing to do business as a corporation or limited liability company in each jurisdiction in which the ownership, use or leasing of assets of such Company Entity, or the conduct or nature of the Business as and to the extent now conducted makes such qualification, authorization, registration or license necessary, except where the failure to be so qualified, authorized, registered or licensed would not be material to the Company Entities, taken as a whole.

(c)                                  Except as expressly set forth on Section 5.1(c) of the Disclosure Schedule, none of the Company Entities currently, nor has any Company Entity ever, (i) own(ed) of record or beneficially, directly or indirectly, (A) any shares of capital stock or securities convertible into capital stock of any corporation, (B) any participating interest in any partnership, joint venture or other non-corporate business enterprise or (C) any assets comprising the business or obligations of any other corporation, partnership, joint venture or other non-corporate business enterprise or (ii) control(led), directly or indirectly, any other entity.

(d)                                 Section 5.1(d) of the Disclosure Schedule sets forth an accurate and complete list of each assumed name, trade name and fictitious name used by the Company and each Company Entity (or any predecessor to the Business) in connection with the operation of the Business.  Each assumed name, trade name or fictitious name set forth on Section 5.1(d) of the Disclosure Schedule has been duly registered with the appropriate Governmental Authority in each of the jurisdictions in which such assumed name, trade name or fictitious name has been used by any Company Entity (or any predecessor to the Business), except where failure to be so registered would not be material to the Company Entities, taken as a whole.

5.2                               Authorization and Effect.  Each Company Entity has all requisite power (limited liability company, corporate or otherwise) and authority to, execute and deliver the Collateral Agreements to which such Company Entity is a party, to perform such Company Entity’s obligations under the Collateral Agreements to which it is a party, and to consummate the Contemplated Transactions.  The execution, delivery and performance of the Collateral Agreements and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary action (limited liability, corporate or otherwise) on the part of each Company Entity.  The Collateral Agreements to which any Company Entity is a party have been duly and validly executed by such Company Entity and constitute legal, valid and binding obligations of such Company Entity, enforceable against such Company Entity in accordance with their terms, except, with respect to third parties, as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency, or other laws affecting creditors’ rights generally or by general principles of equity.

5.3                               Capitalization.

(a)                                 The Equity Interests represent one hundred percent (100%) of the total authorized equity interest of the Company.  Each of the Equity Interests (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance with all Applicable Laws concerning the issuance of securities, and (iii) except as set forth on Section 5.3(a) of the Disclosure Schedule, are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under the laws and regulations of the State of Florida, the Governing Documents of the Company or any Contract to which any of the Company Entities is (or at the time of issuance, was) a party or otherwise bound.

(b)                                 The capitalization of each Company Entity is set forth on Section 5.3(b)(i) of the Disclosure Schedule.  The capital stock and equity interest of each Company Entity (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance with all Applicable Laws concerning the issuance of securities, and (iii) except as set forth on Section 5.3(b)(ii) of the Disclosure Schedule, are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under the laws and regulations of the state of its incorporation or formation, the Governing Documents of the applicable Company Entity or any Contract to which any of the Company Entities is (or at the time of issuance, was) a party or otherwise bound.  The Professional Entities Equity Interest shall be assigned to an Affiliate of Purchaser, or its applicable designees, for nominal consideration.

(c)                                  Except as set forth in Section 5.3(c) of the Disclosure Schedule, there are no preemptive, contingent or other outstanding rights, options, warrants, conversion rights or agreements or commitments to issue or sell the capital stock or other equity interests of any of the Company Entities, or any securities or obligations convertible into or exchangeable for, or giving any Person a right to subscribe for or acquire, the Equity Interests and the capital stock or other equity interests of the other Company Entities, and no securities or obligations evidencing such rights are outstanding.  Except as set forth in Section 5.3(c) of the Disclosure Schedule, no Seller nor any Company Entity is party to any voting trust or other voting agreement with respect to any of the Equity Interests, the capital stock or other equity interest of the other Company Entities, or to any agreement relating to the issuance, sale, redemption, transfer, or other disposition of the Equity Interests or the capital stock or other equity interests of the other Company Entities.

5.4                               Non-Contravention; Consents.

(a)                                 Neither the execution nor delivery of this Agreement or any of the Collateral Agreements, nor the consummation or performance of any of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i)                                     contravene, conflict with or result in a violation of, or give any Governmental Authority or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Applicable Law or any Judgment to which any Company Entity, or any of their respective assets, is subject;

(ii)                                  cause any Company Entity to become subject to, or to become liable for the payment of, any Tax or any other Liability that, individually or in the aggregate, exceeds $50,000;

(iii)                               contravene, conflict with or result in a violation of any of the material terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by any Company Entity or any of their respective employees;

(iv)                              contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract;

(v)                                 contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of the Governing Documents of any Company Entity;

(vi)                              give any Person the right to (A) declare a default or exercise any remedy under any Material Contract, (B) accelerate the maturity or performance of any Material Contract or (C) cancel, terminate or modify any Material Contract; or

(vii)                           result in the imposition or creation of any Encumbrance upon or with respect to the Equity Interests or the assets of any Company Entity.

(b)                                 Section 5.4(b) of the Disclosure Schedule sets forth an accurate and complete list of (i) each filing any Company Entity is or will be required to make, (ii) each notice any Company Entity is or will be required to give, and (iii) each consent, approval, license, order or authorization any Company Entity is or will be required to obtain from any Person (including any Governmental Authority) in connection with the execution and delivery of this Agreement and the Collateral Agreements and the consummation or performance of the Contemplated Transactions, except where failure to make, deliver or obtain such filing, notice, consent, approval, license, order or authorization would not be material.

5.5                               Financial Matters.

(a)                                 Section 5.5(a) of the Disclosure Schedule contains an accurate and correct copy of the following financial statements (collectively, the “Financial Statements”):  (i) the audited consolidated balance sheets of the Company (the “Balance Sheet”) as of December 31 of each of 2012 and 2011, and the related statements of income and cash flows of the Company for the years ended December 31 of each of 2012 and 2011; and (ii) the unaudited consolidated balance sheet of the Company as of December 31, 2013 and the related statements of income and retained earnings and cash flows for the twelve (12) month period then ended and (iii) the unaudited consolidated balance sheet of the Company as of (the “Interim Balance Sheet”) April 30, 2014 (the “Interim Balance Sheet Date”), and the related statements of income and retained earnings and cash flows for the four (4) month period, then ended.  The Financial Statements are accurate and complete in all material respects and, except for the Interim Balance Sheet, have been prepared in accordance with GAAP, applied on a basis consistent with prior periods.  The Interim Balance Sheet has been prepared in accordance with the Company’s historic accounting policies and practices.  The Financial Statements fairly present the financial condition and results of operations of the Company on a consolidated basis as of the dates and during the periods indicated therein, subject, in the case of the unaudited financial statements, to normal year-end audit adjustments that are neither individually nor in the aggregate material in amount.  The Company maintains a standard system of accounting established and administered in accordance with GAAP, applied on a basis consistent with prior periods.

(b)                                 Since the Interim Balance Sheet Date, other than liabilities for Seller Transaction Expenses, all accounts payable of the each of the Company Entities have been incurred in all material respects in the Ordinary Course of Business and the Company has paid their respective accounts payable in a consistent and timely manner and have not altered any of their respective practices, policies or procedures in paying its accounts payable.  No instance occurred since the Interim Balance Sheet Date where the Company took any action with regard to any account payable outside of the Ordinary Course of Business.  Section 5.5(b) of the Disclosure Schedule sets forth an accurate and complete aging of all accounts payable of the each of the Company Entities as of April 30, 2014.

(c)                                  All accounts receivable the Company reflected in the Interim Balance Sheet, and all accounts receivable of the Company that have arisen since the Interim Balance Sheet Date (except such accounts receivable as have been collected since such date) arose in the Ordinary Course of Business and are valid and enforceable claims, except, with respect to third parties, as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency, or other laws affecting creditors’ rights generally or by general principles of equity and subject to negotiated discounts, contractual allowances and reserves for bad debt allowances in accordance with GAAP.  To the Knowledge of Sellers, such accounts receivable are subject to no valid defense, offset or counterclaim.  Such accounts receivable are fully collectible, except to the extent of the contractual allowance and the allowance for doubtful accounts, which allowances are consistent in amount with the Company’s past account write-offs incurred in the Ordinary Course of Business.  Section 5.5(c) of the Disclosure Schedule contains an accurate and complete aging of all accounts receivable of the Company as of April 30, 2014.

(d)                                 Section 5.5(d) of the Disclosure Schedule accurately and completely identifies all unreturned security deposits and other deposits made by, or held by any Person for the benefit of, the Company (including with third party financing sources).

(e)                                  The Company has accurately accrued in the Financial Statements for all employee and management bonuses, commissions and incentive compensation of the Company other than those that constitute Seller Transaction Expenses.  Section 5.5(e) of the Disclosure Schedule sets forth an accurate and complete accrual of all bonuses, commissions and other incentive compensation owed to current and former employees and management of the Company Entities as of the date of this Agreement.

(f)                                   Except as set forth on Section 5.5(f) of the Disclosure Schedule, no Company Entity has any Indebtedness.

(g)                                  Section 5.5(g) of the Disclosure Schedule sets forth an accurate and complete list of all “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K promulgated by the Securities and Exchange Commission) effected by each of the Company Entities, if any.

(h)                                 Each Company Entity maintains accurate and complete books (including books of account) and records reflecting its assets and Liabilities and maintains (when compared to similarly situated companies to the Company Entities in the same line of business) proper and adequate internal accounting controls which provide assurance that: (i) the reporting of such Company Entity’s assets is compared with existing assets at regular intervals; and (ii) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

5.6                               Liabilities.  No Company Entity has any Liabilities, except for (a) Liabilities specifically identified on the Interim Balance Sheet, (b) accounts payable (of the type required to be reflected as current Liabilities on a balance sheet prepared in accordance with GAAP) incurred by such Company Entity in the Ordinary Course of Business since the Interim Balance Sheet Date, (c) executory obligations pursuant to any Material Contract which are existing on the date hereof, (d) executory obligations for Seller Transaction Expenses or (e) as otherwise expressly set forth on Section 5.6 of the Disclosure Schedule, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, tort, infringement or violation of Applicable Law except as set forth on Section 5.6 of the Disclosure Schedule.

5.7                               Changes.  Except as set for in Section 5.7 to the Disclosure Schedule, since the Interim Balance Sheet Date through the date of this Agreement, each Company Entity has operated in the Ordinary Course of Business.  Without limiting the generality of the foregoing, except as reflected in the Financial Statements and except as set forth in Section 5.7 of the Disclosure Schedule, since the Interim Balance Sheet Date, there has not been:

(a)                                 any Material Adverse Effect with respect to any Company Entity;

(b)                                 any resignation or termination of any key officer or key employee of any Company Entity;

(c)                                  any change, except in the Ordinary Course of Business, in the contingent obligations of any Company Entity by way of guaranty, endorsement, indemnity, warranty or otherwise;

(d)                                 any material damage, destruction or loss, whether or not covered by insurance, to the assets or property of any Company Entity or any Leased Real Property;

(e)                                  any direct or indirect loans made by any Company Entity to any Related Party of a Company Entity;

(f)                                   any material change in any compensation arrangement or agreement with any executive officer, director, partner or member of any Company Entity;

(g)                                  any declaration or payment of any dividend or other distribution with respect to any equity interest of any Company Entity or redemption, repurchase or other acquisition of any equity interest of any Company Entity;

(h)                                 any redemption, repurchase or other acquisition of any equity interest of any Company Entity or other entity;

(i)                                     any Indebtedness or Liability incurred, assumed or guaranteed by any Company Entity except for any Indebtedness or Liability greater than $33,000 individually or $75,000 in the aggregate;

(j)                                    any amendment (whether or not in writing) to any Material Contract or the waiver of any material term or condition thereof;

(k)                                 any sale, lease, transfer, or assignment by any Company Entity of any of its assets, tangible or intangible, involving more than $50,000 in the aggregate, other than for a fair consideration and in the Ordinary Course of Business;

(l)                                     entry by any Company Entity into any Material Contract (or series of Material Contracts) involving more than $75,000 of expenditures;

(m)                             any acceleration, termination or cancellation by any Person of a Contract (or series of related Contracts) to which any Company Entity is or was bound involving annual payments to any Company Entity in an aggregate amount in excess of $50,000, other than a Contract that expired pursuant to its terms;

(n)                                 any termination, or failure to maintain, any insurance policy covering the tangible assets, Leased Real Property of any Company Entity or the Business;

(o)                                 any commencement or settlement of any Proceeding other than the settlement of a Proceedings for amounts less than $50,000 which only involve the payment of monetary damages and do not impose any equitable remedies upon any Company Entity or no Company Entity makes any admission of fault or any violation of Laws;

(p)                                 any ceasing of the payment of any Company Entity’s accounts payable that are payable in the Ordinary Course of Business, or deviation from or alteration to any Company Entity’s practices, policies or procedures in paying accounts payable or collecting accounts receivable;

(q)                                 any commitment by any Company Entity to make any capital expenditure (or series of related capital expenditures) involving more than $75,000 in the aggregate;

(r)                                    any capital investment in or any loan to any other Person (or series of related capital investments, loans, and acquisitions) by any Company Entity;

(s)                                   any material change by any Company Entity in any of its payment policies with its landlords, vendors, suppliers or other creditors or collection policies with respect to any customers;

(t)                                    any cancellation, compromise, waiver or release by any Company Entity of any right or claim (or series of related rights and claims) involving more than $75,000 in the aggregate;

(u)                                 any material adverse change in the relationships of any Company Entity with its material customers or suppliers;

(v)                                 any issuance, sale or other disposition by any Company Entity of any of their respective membership interests, capital stock or other equity interests, or grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its membership interests, capital stock or other equity interests, or the entry into a Contract to do any of the foregoing;

(w)                               any acquisition, by merger or consolidation, or by purchase of a substantial portion of the assets or capital stock or other equity interest of, or by any other manner, any business or any corporation, partnership, association or other business organization thereof or otherwise acquire any assets (other than inventory) other than in the Ordinary Course of Business;

(x)                                 any adoption, amendment, modification or termination by any Company Entity of any bonus, profit-sharing, incentive, severance, or other plan or Contract for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(y)                                 any change by any Company Entity to its accounting methods or principles;

(z)                                  any Tax election or any change to any Tax election by any Company Entity, nor has any Company Entity taken any reporting position with respect to Taxes, other than in accordance with past practice; or

(aa)                          any other event, change or condition of any character that, either individually or cumulatively, has had or could reasonably be expected to have a Material Adverse Effect.

5.8                               Material Contracts.

(a)                                 Section 5.8(a) of the Disclosure Schedule sets forth an accurate and complete list of the following Contracts to which any Company Entity is a party or the properties, rights or assets of any Company Entity are bound (in each case, with specific reference to the applicable clause(s) below that relates to such Contract) (each, a “Material Contract” and collectively, the “Material Contracts”):

(i)                                     (A) any Contract pursuant to which any Company Entity is currently receiving revenue from Governmental Programs and (B) any other Contract pursuant to which any Company Entity has received revenue from Governmental Programs since January 1, 2011; provided that any Contract disclosed solely pursuant to the immediately preceding clause (B) shall be deemed not to be Material Contracts for purposes of this Agreement;

(ii)                                  any Contract between any Company Entity and any Private Programs, healthcare providers, networks or facilities or similar Persons;

(iii)                               any Contract between any Company Entity, on the one hand, and any of such Company Entity’s Affiliates, Related Parties, or any Affiliate of any Related Party, on the other hand;

(iv)                              any employment Contract and any other Contract involving payment of a bonus, deferred compensation, pension, profit sharing, employee equity purchase, health, insurance, retirement or other Employee Benefit Plan to or for any employee of any Company Entity, or any

Contract providing for compensation to be paid to any employee consequent upon the sale of any substantial portion of the assets or outstanding equity interests of any Company Entity;

(v)                                 any bonds, debentures, mortgages, notes or other similar Indebtedness or Liabilities whatsoever, or any Contract to create or issue any bonds, debentures, mortgages, notes or other similar Indebtedness;

(vi)                              any Contract pursuant to which any Company Entity guarantees the performance, Liabilities or obligations of any other Person;

(vii)                           any Contract that constitutes a surety bond, performance bond, guarantee or similar instrument of which any Company Entity is a party;

(viii)                        any management, consulting, agency or similar Contract or commitment;

(ix)                              any Contract limiting the freedom of any Company Entity to engage in any line of business or to compete with any other Person;

(x)                                 any IP-In Agreements and IP-Out Agreements;

(xi)                              any Contract not entered into the Ordinary Course of Business;

(xii)                           any Contract relating to any Company Entity’s participation or membership in any joint venture, partnership or similar arrangement;

(xiii)                        any lease, sublease or similar Contract with any Person under which any Company Entity is a lessee or sublessee of any real property (collectively, the “Leased Real Property Documents”);

(xiv)                       any lease, sublease or similar Contract with any Person under which any Company Entity is a lessor or sublessor of, or makes available for use to any Person, (A) any real property or (B) any portion of any premises otherwise occupied by any Company Entity;

(xv)                          any lease, sublease or similar Contract with any Person under which any Company Entity is a lessee or sublessee of any tangible personal property that involves the payment by the Company Entity of more than $33,000 per fiscal year;

(xvi)                       any Contract that involves (A) the acquisition, merger or purchase of all or substantially all of the assets or business of a third party, or (B) the purchase or sale of assets, or a series of purchases and sales of assets, involving aggregate consideration of $125,000 or more outside of the Ordinary Course of Business;

(xvii)                    any Contract or Judgment to which any Company Entity is a party or by which it is bound that involve obligations (contingent or otherwise) of, or payments to, any Company Entity in excess of $75,000 per fiscal year, or any Contract that, is not otherwise disclosed on Section 5.8(a) of the Disclosure Schedule and, may not be terminated without penalty on ninety one (91) days’ notice or less;

(xviii)                 any Contract evidencing the settlement of any Proceeding, other than the settlement of a Proceedings for amounts less than $50,000 which only involve the payment of monetary damages and do not impose any equitable remedies upon any Company Entity or no Company Entity makes any admission of fault or any violation of Laws;

(xix)                       any Contract pursuant to which any Company Entity has indemnified any Person for, or assumed any Liabilities relating to, Hazardous Substances subject to Environmental Laws;

(xx)                          any Contract which contains a “most favored nation” or similar term or provision; and

(xxi)                       any members’ agreement, voting agreement, voting trust agreement, registration rights agreement or similar Contract relating to the organization, management or operation of any Company Entity.

(b)                                 The Company has made available to Purchaser accurate and complete copies of each Contract listed on Section 5.8(a) of the Disclosure Schedule, including all amendments, modifications and supplements thereto and, with respect to each unwritten Material Contract Section 5.8(a) of the Disclosure Schedule sets forth an accurate and complete summary of the material terms of such unwritten Material Contract.  Each Material Contract is a valid, binding and enforceable obligation of the Company Entity that is a party thereto and, to the Knowledge of Sellers, of the other party or parties thereto, and is in full force and effect, except, with respect to third parties, as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency, or other laws affecting creditors’ rights generally or by general principles of equity.  Neither the Company Entities nor, to the Knowledge of Sellers, the other party or parties thereto, is in breach or non-compliance of any term of any Material Contract.  No Company Entity has received notice (in writing or otherwise) of any material default or material breach nor, to the Knowledge of Sellers, threat thereof with respect to any Material Contract.  Subject to obtaining any necessary consents by the other party or parties to any Material Contract (as set forth on Section 4.4(b) or 5.4(b) of the Disclosure Schedule), no Material Contract includes or incorporates any provision the effect of which would be to enlarge or accelerate any obligations of any Company Entity or gives additional rights to any other party thereto or will in any other way be adversely affected by, or terminate or lapse by reason of, the Contemplated Transactions.

(c)                                  Except as set forth on Section 5.8(c) of the Disclosure Schedule, none of the Company Entities has received any notice of the intention of any party to terminate any Material Contract and, to the Knowledge of Sellers, no Person intends to terminate any Material Contract.  Except as set forth on Section 5.8(c) of the Disclosure Schedule, no Person is renegotiating, or has the express contractual right to renegotiate, any amount paid or payable to any Company Entity under any Material Contract or any other term or provision of any Material Contract.

(d)                                 Section 5.8(d) of the Disclosure Schedule identifies each bid, offer, written proposal, term sheet or similar document which involves consideration in excess of $75,000 that has been submitted or received by any Company Entity that is currently pending.

(e)                                  There is no claim pending or, to the Knowledge of Sellers, threatened against any Company Entity relating to any services performed by any Company Entity, and, to the Knowledge of Sellers, there is no basis for the assertion of any such claim.

(f)                                   For the purposes of this Section 5.8, all Liabilities or payments relating to Contracts involving the same Person (including Persons that Sellers has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

5.9          Tangible Assets.  Section 5.9 of the Disclosure Schedule sets forth an accurate and complete list of all tangible personal property (including equipment, furniture, fixtures, vehicles, machinery, tools and appliances) associated with, related to, or used in the operation of the Business with an original value in excess of $100,000.  A Company Entity has good and marketable title to all of the tangible personal property identified on Section 5.9 of the Disclosure Schedule free and clear of any and all Encumbrances or, to the extent such tangible personal property is subject to a lease or license, a Company has a valid leasehold interest in such tangible personal property, free and clear of any and all Encumbrances other than Permitted Encumbrances.  The tangible personal property identified on Section 5.9 of the Disclosure Schedule represents all of the tangible personal property that is necessary to operate, and is material to, the Business in the manner currently conducted.  Each item of tangible personal property identified on Section 5.9 of the Disclosure Schedule is: (a)  adequate for the conduct of the Business in the manner in which the Business is currently being conducted; and (b) is suitable for immediate use in the Ordinary Course of Business.  Each item of tangible personal property identified on Section 5.9 of the Disclosure Schedule is in the possession of a Company Entity.

5.10        Real Property.

(a)           None of the Company Entities owns nor has ever owned any real property or any interest therein.  Section 5.10(a) of the Disclosure Schedule contains an accurate and complete list of all Leased Real Property Documents and the street address of each real property that is leased pursuant to the Leased Real Property Documents (the “Leased Real Property”).  Except for the Leased Real Property, there is no other real property leased by any Company Entity that is associated with, related to, or used in connection with the Business.  True, correct and complete copies of all Leased Real Property Documents (including all amendments, modifications, supplements, assignments, consents, waivers, and side letters relating thereto and all agreements in connection therewith, including all work letters, improvement agreements, estoppel certificates, and subordination agreements) have previously been delivered to Purchaser.  Each Leased Real Property Document is in full force and effect and, except as set forth in Section 5.10(a) of the Disclosure Schedule, neither of the Company nor any Company Entity nor, to the Knowledge of Sellers, any other party to such Leased Real Property Document is in breach thereof or default thereunder, nor has there occurred any event or condition which, with the giving of notice or the passage of time or both, could constitute such a breach or default. Each Leased Real Property Document constitutes the entire agreement of the landlord and the tenant thereunder, and no term or condition thereof has been modified, amended or waived except as described in Section 5.10(a) of the Disclosure Schedule and the copies of the Leased Real Property Documents that have previously been delivered by the Company to Purchaser.  The consummation of the Contemplated Transactions will not affect the enforceability against any Person of any Leased Real Property Document or any rights of the Company or any Company Entity under any Leased Real Property Document or otherwise with respect to any Leased Real Property, including, the right to the continued use and possession of the Leased Real Property for the conduct of Business as presently conducted.

(b)           With respect to the Leased Real Property:

(i)            there are no pending or, to the Knowledge of Sellers, threatened Proceedings affecting the Leased Real Property or in which any Company Entity is or will be a party by reason of such Company Entity’s leasing of the Leased Real Property (including Proceedings in condemnation, eminent domain, unlawful detainer, collections, alleged building code, health and safety or zoning violations, personal injuries or property damages alleged to have occurred at the Leased Real Property or by reason of the condition or use of the Leased Real Property), nor are there any Judgments in effect against any Company Entity with respect to the lease or operation of the Leased Real Property;

(ii)           there are no occupancy agreements, leases, subleases, licenses, easements, concessions, tenancies or other agreements of a similar nature, written or oral, or any amendments thereto, granting to any Persons the right of use or occupancy of all or any portion of the Leased Real Property;

(iii)          to the Knowledge of Sellers, there are no outstanding options or rights of first refusal to purchase or lease the Leased Real Property, or any portion thereof or interest therein, nor are there any agreements or other restrictions of any nature whatsoever (recorded or unrecorded) preventing or limiting any Company Entity’ right or ability to use the Leased Real Property or any portion thereof or interest therein;

(iv)          to the Knowledge of Sellers, the Company Entities’ current use of the Leased Real Property is in all material respects in compliance with applicable building and zoning codes;

(v)           the Company has made available to Purchaser accurate and complete copies of all material documents related to the Leased Real Property that constitute all material documents in the Company’s possession with respect to the Leased Real Property (including the Leased Real Property Documents);

(vi)          to the Knowledge of Sellers, (x) no violation of Applicable Law or of any restrictive covenant exists with respect to the Leased Real Property and no Leased Real Property (including the improvements thereon), (y) no operations of the Company or any Company Entities on any Leased Real Property violate in any material respect any applicable building code, zoning requirement or other law relating to such property or operations thereon, and (z) no such non-violation is dependent on so-called non-conforming use exceptions; no Applicable Law is, or as of the Closing Date will be, violated by the continued occupancy, maintenance, operation and use of any Leased Real Property in its present manner; and to the Knowledge of Sellers, there are no Applicable Laws or Judgments now in existence or under active consideration by any Governmental Authority which could require the tenant of any Leased Real Property to make any expenditure in excess of $25,000 to modify or improve such Leased Real Property to bring it into compliance therewith;

(vii)         to the Knowledge of Sellers, each Leased Real Property is maintained in all material respects in a manner consistent with industry standards generally followed with respect to similar property and is suitable for the conduct of the Business as presently conducted;;

(viii)        to the Knowledge of Sellers, all of the landlord’s material obligations under the Leased Real Property Documents which accrued prior to the date of this Agreement have been performed and no claim, controversy, dispute, quarrel or disagreement exists between any Company Entity and any owners or landlords of the Leased Real Property;

(ix)          no Company Entity is obligated to pay any leasing fees or commissions, brokerage fees or commissions, finder’s fees or commissions or any compensation of any nature whatsoever to any person, firm, corporation or entity with respect to the Leased Real Property (including due to the exercise of an extension option or any other rights by any Company Entity under the Leased Real Property Documents);

(x)           neither the Company nor any Company Entity has received any notice from any insurance company of any defects or inadequacies in any Leased Real Property or any part thereof which could materially and adversely affect the insurability of such Leased Real Property or the premiums for the insurance thereof, and no notice has been given by any insurance company which has issued a policy with respect to any portion of any Leased Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work with which compliance has not been made; and

(xi)          the Company Entities currently occupy all of the Leased Real Property for the operation of the Business.  Neither the Company nor any Company Entity has transferred or assigned any interest in any Leased Real Property or any Leased Real Property Document, nor has any Company Entity leased, subleased or otherwise granted rights of use or occupancy of any of the Leased Real Property to any Person.

5.11        Intellectual Property.

(a)           Section 5.11(a) of the Disclosure Schedule sets forth a correct and complete list of (i) all Company Intellectual Property that is Registered to any Company Entity, indicating for each item the registration or application number, the date of registration, the applicable filing jurisdiction, and, with respect to registrations for Domain Names, the named owner and the registrar or equivalent Person with whom the domain name is registered and (ii) all unregistered trademarks, service marks, trade names, service names, or logos.  In connection with Company Intellectual Property that is Registered to a Company Entity, the Company or Company Entity has completed any necessary payment of applicable maintenance fees, filing of applicable statements of use, timely response to office actions, and the due recording of all assignments (and licenses where required) of the Registered Company Intellectual Property with the appropriate Governmental Authority or domain name registrars, as applicable.  Section 5.11(a) of the Disclosure Schedule includes, as of the date of this Agreement, a correct and complete list of all such material actions that must be taken within ninety (90) days of the date hereof with any Governmental Authority or domain name registrars to maintain the registration of any Company Intellectual Property that is Registered to a Company Entity.  All Company Intellectual Property Registered to a Company Entity is subsisting, valid and enforceable.

(b)           The Company Entities own or have the right to use and practice all Intellectual Property and Intellectual Property Rights used in or otherwise necessary for the operation of the Business as it is currently conducted and as planned to be conducted, subject to the terms of any IP-In Agreements.

(c)           The Company Entities have no current and former employees of the Company Entities or independent contractors whose primary job responsibilities are or were participating in the development of the Company Intellectual Property, and no employees or independent contractors have entered into agreements with the Company or a Company Entity assigning right, title and interest in any Intellectual Property or Intellectual Property Rights created, developed or reduced to practice by such individual in the scope of his/her employment or service to a Company Entity.

(d)           (i) The Company or one of the Company Entities has the right, title and interest in and to (free and clear of all Encumbrances), the Company Intellectual Property, or (ii) a Company

Entity has the rights to the use or practice of the Company Intellectual Property or the material covered thereby, subject to the terms of any IP-In Agreements.

(e)           To the Knowledge of Seller, the Company Entities have not, and the conduct of the Business as presently conducted does not and will not infringe, misappropriate or violate any Intellectual Property Rights of any third Person.  There are no Proceedings that are or have been pending or threatened in writing against any Company Entity by any third Person claiming that the conduct of the Business as presently conducted or planned to be conducted infringes, misappropriates or violates any third Person’s Intellectual Property Rights.  To the Knowledge of Seller, no third Person is infringing, misappropriating or violating, and has not infringed, misappropriated or violated any Intellectual Property or Intellectual Property Rights of any Company Entity.

(f)            The Company Entities have not provided copies, nor agreed to provide copies (including pursuant to any escrow arrangement), of any source code owned or developed by any Company Entity to any other Person, other than employees and consultants in the Ordinary Course of Business and subject to appropriate confidentiality restrictions.  No event has occurred and no circumstance or condition exists that (with or without notice or the lapse of time, or both) will, and the completion of the contemplated transactions will not result in the delivery of any source code owned or developed by any Company Entity to any other Person.

(g)           The Company Entities have taken reasonable steps to (i) obtain, maintain and protect the Company Intellectual Property, and (ii) protect the Trade Secret status of the Company Entities’ Trade Secrets (except for any Trade Secrets that a Company Entity has chosen to disclose in a patent application filed with the U.S. Patent and Trademark Office), and any Trade Secrets of third Persons provided thereto, according to Applicable Laws and obligations of confidentiality.  There has been no unauthorized disclosure by any Company Entity of any such Trade Secrets.

(h)           To the Knowledge of Seller, all Software owned by, developed by, or licensed to any Company Entity are substantially free of (i) any material defects and errors that cannot be resolved in the ordinary course of maintenance of such Software and (ii) any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such Software (or all parts thereof) or data or other Software of users.

(i)            Section 5.11(i) of the Disclosure Schedule sets forth an accurate and complete list of all Contracts under which any Company Entity (i) has acquired or been granted any license, permission or any other right to utilize or otherwise exploit any Company Intellectual Property (other than licenses, permissions or any other rights relating to “off the shelf” Software commercially available on reasonable terms for a license fee of no more than $10,000) (“IP-In Agreements”) or (ii) licensed, granted or conveyed to any third party any interest, title, right, license, covenant not to sue, immunity, authorization or other right with respect to or under any Company Intellectual Property (“IP-Out Agreements”).  The IP-In Agreements provide the Company with all licenses, permissions and other rights to use, practice or otherwise exploit any Company Intellectual Property owned by any Person other than the Company Entities.  Each IP-In Agreement and IP-Out Agreement will be fully exercisable and enforceable by the Company Entities following the consummation of the Contemplated Transactions to the same extent as by the Company Entities prior to the Closing.

(j)            Section 5.11(j) of the Disclosure Schedule contains an accurate and complete list of all Software and every other proprietary product or service necessary for, or used in connection with, the Business as currently conducted and planned to be conducted, including any Software or other proprietary product or service, developed, marketed, distributed, licensed, sold, rendered, provided, offered, performed or otherwise planned by the Company Entities at any time in the conduct of the Business as currently conducted and planned to be conducted, but excluding “off the shelf” Software commercially available on reasonable terms for a license fee of not more than $10,000.

(k)           The IT Systems are adequate and sufficient (including with respect to working condition and capacity) for the operation of the Business as currently conducted and as planned to be conducted.  The Company Entities have taken reasonable measures to (i) preserve and maintain the performance, security and integrity of the IT Systems (and all Software, information or data stored thereon) and (ii) maintain reasonable documentation regarding all IT Systems, their methods of operation and their support and maintenance.  During the two (2) year period prior to the date of this Agreement, (A) there has been no failure with respect to any IT Systems that has had a material effect on the operation of the Business and (B) there has been no unauthorized access to or use of any IT Systems (or any Software, information or data stored thereon).

5.12        Proceedings; Judgments.

(a)           There is no Proceeding pending or to, the Knowledge of Sellers, threatened, against any Company Entity or, to the Knowledge of Sellers, any officer, manager or director thereof, in his capacity as an officer, manager or director.  To the Knowledge of Sellers, there has been no occurrence of any event or circumstance that would reasonably be expected to give rise to or serve as the basis for any Proceeding that, individually or in the aggregate, has had or could have a Material Adverse Effect.  There is no outstanding Judgment (a) to which any Company Entity is a party or subject to or that adversely affects any Company Entity, their properties (including the Leased Real Property) or assets or (b) that prohibits or impairs the consummation of the Contemplated Transactions.  There is no Proceeding currently pending that was initiated by any Company Entity against any other Person or which any Company Entity intends to initiate against any other Person.

(b)           No Governmental Authority has threatened to suspend or terminate any of the operations of any Company Entity and, to the Knowledge of Sellers, no event has occurred or circumstances exist that could reasonably be expected to give any Governmental Authority reason or cause to suspend or terminate any of the operations of any Company Entity.

5.13        Compliance with Applicable Laws.

(a)           (i)            Each Company Entity is in material compliance with all Applicable Laws that are applicable to it (including all required filings and disclosures), the conduct of the Business or the ownership or use of the assets of any Company Entity.  Notwithstanding the foregoing, to the extent any of the following sections contain representations or warranties with respect to compliance with Applicable Law, such representations and warranties shall be the representations and warranties that apply under such specific sections rather than the representations and warranties contained in this Section:  Sections 5.10(b) (Real Property), 5.14 (Permits), 5.15 (Payor Participation), 5.16 (Privacy and Security Compliance), 5.17 (Health Care Laws), 5.18 (Additional Health Care Matters), 5.19(c) (Insurance), 5.20 (Tax Matters), 5.21(i), (l) and (m) (Employment Matters), 5.22 (Benefits Arrangements) and 5.23 (Environmental Matters).

(ii)           To the Knowledge of Sellers, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a material violation by any Company Entity, or a material failure on the part of any Company Entity to comply with, any Applicable Law.

(iii)          No Company Entity has received any written notice or, to the Knowledge of Sellers, other communication (in writing or otherwise) from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential material violation of, or material failure to comply with, any Applicable Law.

(b)           None of the Company Entities or, to the Knowledge of Sellers, any Representative of any Company Entity has engaged in any illegal or unethical activity or fraudulent or deceptive conduct on behalf of, or for the benefit of, any Company Entity.  None of the Company Entities nor, to the Knowledge of Sellers, any Representative of any Company Entity on behalf or for the benefit of any Company Entity, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political or business activity or established or maintained any unlawful or unrecorded funds in violation of Applicable Law.  None of the Company Entities or, to the Knowledge of Sellers, its Representatives on behalf or for the benefit of any Company Entity, has accepted or received any unlawful contributions, payments, gifts, or expenditures in violation of Applicable Law.

5.14        Permits.

(a)           Section 5.14(a) of the Disclosure Schedule sets forth an accurate and complete list of each Permit that is held by each Company Entity.  The Company has delivered to Purchaser accurate and complete copies of all such Permits including all renewals and all amendments.  The Permits identified or required to be identified in Section 5.14(a) of the Disclosure Schedule (i) are valid and in full force and effect and (ii) constitute all of the Permits necessary (A) to enable the Company Entities to conduct the Business in the manner it is currently conducted and (B) to permit the Company Entities to own and use the assets of the Company Entities in the manner in which they are currently owned and used.

(b)           Each Company Entity is in material compliance with the terms and requirements of the Permits identified or required to be identified on Section 5.14(a) of the Disclosure Schedule.  No event has occurred, and, to the Knowledge of Sellers, no condition or circumstance exists, that might (with or without notice or lapse of time) (i) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Permit identified or required to be identified on Section 5.14(a) of the Disclosure Schedule, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Permit identified or required to be identified on Section 5.14(a) of the Disclosure Schedule.

(c)           Except as set forth in Section 5.14(c) of the Disclosure Schedule, none of the Company Entities has received any notice or other communication (in writing or otherwise) from any Governmental Authority regarding (i) any actual or possible violation of, or failure to comply with, any term or requirement of any Permit, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit.  Except as set forth in Section 5.14(c) of the Disclosure Schedule, no Governmental Authority has at any time challenged in writing the right of any Company Entity to conduct the Business or offer or sell any of its products or services.

(d)           All applications required to have been filed prior to the date hereof or that will be required to be filed before Closing for the renewal of the Permits identified in Section 5.14(a) of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Authorities, and each other notice or filing required to have been given or made with respect to such Permits has been duly given or made on a timely basis with the appropriate Governmental Authorities.

5.15        Payor Participation.

(a)           (i) Each Company Entity is eligible and certified for participation and reimbursement under Titles XVIII and XIX of the Social Security Act (the “Medicare and Medicaid Programs”) and the TRICARE Program (Medicare and Medicaid Programs, the TRICARE Program, and such other similar federal or state reimbursement or governmental health care programs for which the Company Entities are eligible (including “Federal health care programs” as defined in 42 U.S.C. § 1320a-7b(f)) are referred to collectively as “Governmental Programs”), (ii) each Company Entity currently participates in Governmental Programs and in private, non-Governmental Programs (including any private insurance program) under which any Company Entity directly or indirectly is presently receiving payments (such private, non-Governmental Programs are referred to collectively as “Private Programs”), (iii) each Company Entity is in good standing with Governmental Programs and Private Programs, and (iv) no Company Entity has any outstanding overpayments or refunds due to Governmental Programs or Private Programs, except those occurring in the Ordinary Course of Business.  Each Company Entity has timely filed all claims and reports required to be filed prior to the date hereof with respect to Governmental Programs and Private Programs, all fiscal intermediaries and/or carriers and other insurance carriers, and all such claims and reports are complete and accurate in all material respects and have been prepared in material compliance with Applicable Laws governing reimbursement and payment claims.

(b)           There are no material additional document requests made by Governmental Programs or Private Programs to which any Company Entity has not responded and no material denials of claims are currently being appealed by any Company Entity.  Each Company Entity has paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments that have become due pursuant to such claims and reports, has not claimed or received reimbursements from Governmental Programs or Private Programs in excess of the amounts permitted by Applicable Law and, to the Knowledge of Sellers, has no Liability under any Governmental Program or Private Program, other than any refund, overpayment, discount or adjustment that occurs in the Ordinary Course of Business.

(c)           There are no pending appeals, adjustments, challenges, Proceedings or notices of intent to audit and, to the Knowledge of Sellers, no audits or inquiries with respect to such prior claims or reports, except for such appeals or individual claim denials that occur in the Ordinary Course of Business and that are not material to the operations of the Business.  None of the Company Entities has received notice that the Company Entities has been audited, surveyed or otherwise examined in connection with any Governmental Program or Private Program.

5.16        Privacy and Security Compliance.  Except as set forth in Section 5.16 of the Disclosure Schedule, no Company Entity is in violation of the applicable requirements of the regulations governing the privacy of individually identifiable health information and the regulations governing the security of such information maintained in electronic form promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) the implementing regulations adopted pursuant thereto at 45 CFR Parts 160, 162 and 164 and any such other any other applicable federal privacy law or rule, including the American Recovery and Reinvestment Act of 2009, Public Law 111-5 (“HITECH”) and any applicable state privacy laws.  No Company Entity is in violation of any HIPAA “business associate” type covenants in any Contract or amendment thereto.  No Company Entity has received any complaint (written or otherwise), nor, to the Knowledge of Sellers, has any complaint (written or otherwise) been made to any third party, from any patient or guardian thereof regarding the improper disclosure of such patient’s protected health information by any Company Entity or any of their respective Representatives.  Except as set forth in Section 5.16 of the Disclosure Schedule, no Company Entity has had any data breach involving any patient protected health information.

5.17        Health Care Laws.  None of the Company Entities, any Affiliate thereof, nor any of their respective Representatives, has engaged in any activities which are prohibited under any Applicable Law relating to healthcare regulatory matters, including:  (1) 42 U.S.C. §§ 1320a-7, 7a and 7b, which are commonly referred to as the “Federal Fraud Statutes”; (2) 42 U.S.C. § 1395nn, which is commonly referred to as the “Stark Statute”; (3) 31 U.S.C. §§ 3729-3733, which is commonly referred to as the “Federal False Claims Act”; (4) 42 U.S.C. §§ 1320d through 1320d-8 and 42 C.F.R. §§ 160, 162 and 164, which are commonly referred to as the “Health Insurance Portability and Accountability Act of 1996”; (5) 18 U.S.C. § 666, which is commonly referred to as the “Federal Bribery Statute;” (6) 42 U.S.C. §§ 1320a through 7b(b), which is commonly referred to as the “Anti-Kickback Statute;” and (7) any similar federal, state or local statutes or regulations, including but not limited to the following:

(a)           knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

(b)           knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

(c)           presenting or causing to be presented a claim for reimbursement for services that is for an item or service that was known or should have been known to be (i) not provided as claimed or (ii) false or fraudulent;

(d)           failing to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment;

(e)           knowingly or willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (i) in return for referring an individual to a person for the furnishing or withholding, or arranging for the furnishing or withholding, of any item or service for which payment may be made in whole or in part by Medicare, Medicaid, other state health care program or any other health care program or payor or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare, Medicaid, other state health care program or any other health care program or payor; or

(f)            knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (i) a facility in order that the facility may qualify for Medicare, Medicaid or other state health care program certification or (ii) information required to be provided under § 1124A of the Social Security Act (42 U.S.C. § 1320a 3).

5.18        Additional Health Care Matters.

(a)           No Company Entity nor any of their respective directors, officers, managers or clinical providers or, to the Knowledge of Sellers, any of their respective other Representatives:

(i)            has been convicted of or charged with any violation of any law related to any Governmental Program;

(ii)           to the Knowledge of Sellers, is or has been the subject of any inquiry or investigation by any Governmental Authority with respect to health care matters;

(iii)          has been convicted of, charged with, or, to the Knowledge of Sellers, investigated for, any violation of Applicable Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances; or

(iv)          is excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any Governmental Program or has committed any violation of Applicable Law that is reasonably expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.

(b)           No Company Entity has received any written notice indicating that its qualification as a participating provider in any Governmental Program or Private Program may be terminated or withdrawn, nor to the Knowledge of Sellers is there any have reason to believe that such qualification may be terminated or withdrawn.

(c)           To the Knowledge of Sellers, no Person (terminated employee, contractor or otherwise) has raised allegations relative to any Company Entity that would qualify such Person as a relator under the federal False Claims Act (31 U.S.C. §§ 3729-3733), including allegations of non-compliance with any state or federal anti-kickback, physician self-referral or billing or coding requirements.

5.19        Insurance.

(a)           Section 5.19(a) of the Disclosure Schedule accurately and completely describes each insurance policy (specifying the insured, the insurer, the amount of coverage, the type of insurance, the policy number, the expiration date, the annual premium, and any pending claim thereunder) maintained by or for the benefit of any Company Entity, including any policy for which any Company Entity is named as an insured party.  All such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.  To the Knowledge of Sellers, each insurance carrier identified on Section 5.19(a) of the Disclosure Schedule is solvent, financially sound and reputable.  Each Company Entity maintains policies of insurance (including insurance required by any Governmental Authority, commercial general liability and contractual liability insurance, auto liability insurance and workers’ compensation insurance) issued by insurers of recognized responsibility insuring each Company Entity, their assets and the Business against such losses and risks, and in such amounts, as provided in such policies, and none of such losses or risks are self or co-insured by any Company Entity; provided that professional liability insurance is provided through an off-shore captive in the manner described in Section 5.19(c), which is funded solely by the Company.

(b)           Except as set forth on Section 5.19(b) of the Disclosure Schedule there are no pending or threatened Proceedings for which coverage is unavailable under any insurance policy.  Section 5.19(b) of the Disclosure Schedule sets forth an accurate and complete list of each pending or threatened Proceedings for which coverage is available for such Proceedings, identifying for each such Proceeding (i) the type of insurance policy applicable thereto, if any and (ii) the policy number of the applicable insurance policy, if any.  For each of the pending or threatened Proceedings set forth on Section 5.19(b) of the Disclosure Schedule (i) the applicable Company Entity has provided the insurer with a notice of a claim under the applicable policy, (ii) the insurer is defending such claim and (iii) no Company Entity has received a reservation of rights notice from the insurer relating to such claim.

(c)           Professional liability insurance for the Company Entities and the physicians and other health care professionals that provide clinical and administrative services to the Company Entities is provided through the Columbia Casualty Company policies identified on Section 5.19(c) of the Disclosure Schedule (the “Primary Policies”), which are reinsured by Universal Reinsurance Company Limited, a Bermuda corporation (“Universal Reinsurance”).  The Company is required to provide the Letter of Credit for the benefit of Continental Casualty Company as parent of Columbia Casualty Company.  The Company maintains the Captive Account to secure its reimbursement obligations under the Letter of Credit, to pay claims that are insured under the Primary Policies and to pay any amounts that become due for claims under the reinsurance policy.  There is no source (other than the Company Entities) for payment of malpractice claims and defense costs other than the Primary Policies, which are funded by the funds maintained in the Captive Account or by the Letter of Credit (the Captive Account also secures the reimbursement obligations under the Letter of Credit should Continental Casualty Company draw on the Letter of Credit).

(i)            To the Knowledge of Sellers, Universal Reinsurance has been established in accordance with all applicable Law and is fully capitalized in accordance with the minimal solvency margin and other financial requirements set forth in Applicable Law.

(ii)           The Captive Account is appropriately funded consistent with Applicable Law with sufficient capital and reserves to fund known and estimated liabilities computed in accordance with commonly accepted actuarial standards consistently applied.

5.20        Tax Matters.  Except as set forth in Section 5.20 of the Disclosure Schedule:

(a)           Each Company Entity has duly and timely filed all Tax Returns required to be filed by it under Applicable Laws with the appropriate Tax Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings).  All such Tax Returns are true, accurate and complete in all material respects and have been prepared in compliance with all Applicable Laws.  All Taxes (whether or not shown on any Tax Return) imposed or otherwise due and owing by or with respect to the business and activities of each Company Entity have been paid in full.

(b)           The Company does not reserve for Federal or State Tax Liabilities on its Financial Statements.  The Company and Company Entities do pay certain franchise and other state income taxes.  Section 5.20(b) of the Disclosure Schedule sets forth the amounts of such Taxes for the 2012 and Tax amounts paid for 2013 pending filing of 2013 tax returns.  The Company has also paid estimated taxes for the quarter ended March 31, 2014 with its 2013 extensions.  Section 5.20(b) of the Disclosure Schedule also sets forth the amount of Taxes of each Company Entity for the current year which are not yet due and payable or that are being contested in good faith.

(c)           Each Company Entity has delivered or made available to Purchaser true, correct and complete copies of all Tax Returns with respect to income Taxes filed by or with respect to each Company Entity with respect to Taxable periods ended after December 31, 2011, and have delivered or made available to Purchaser all relevant documents and information with respect thereto, including work papers, records, examination reports, and statements of deficiencies proposed, assessed against or agreed to by any Company Entity.

(d)           Section 5.20(d) of the Disclosure Schedule is an accurate list of all federal, state, local and foreign Tax Returns filed by or with respect to the business and activities of each Company Entity that have been audited or that are currently the subject of an audit.

(e)           The Company currently is and has always been since inception a partnership for U.S. federal income Tax purposes and applicable state and local income Tax purposes.  The Company has not taken any action, or failed to take any action, that may jeopardize or invalidate its intended status as a partnership for U.S. federal income Tax purposes and applicable state and local income Tax purposes.  Each Subsidiary of the Company is treated as a disregarded entity for U.S. federal income Tax purposes.

(f)            No outstanding deficiency or adjustment in respect of Taxes has been proposed, asserted or assessed by any Tax Authority against or with respect to any Company Entity.  There are no outstanding refund claims with respect to any Tax or Tax Return of any Company Entity, or the business or activities of any Company Entity.  No claim has ever been made by any Tax Authority in a jurisdiction where a Company Entity does not file Tax Returns that such Company Entity is or may be subject to taxation by that jurisdiction.

(g)           There are no liens for Taxes (other than current Taxes not yet due and payable) on any of the assets of any Company Entity.

(h)           No Company Entity has ever consented to extend, or is a beneficiary of an agreement to extend, the time in which any Tax may be assessed or collected by any Tax Authority other than consents with respect to periods for which the applicable statute of limitations has since expired.

(i)            No Company Entity has ever requested or been granted, or is the beneficiary of, an extension of the time for filing any Tax Return that has not yet been filed (other than any automatic extensions of time that are allowable under Applicable Law).

(j)            Except as set forth on Section 5.20(d) of the Disclosure Schedule, no Proceeding related to Taxes or Tax audit has been initiated, is pending, or has otherwise been threatened in writing by any Tax Authority against any Company Entity or with respect to the business and activities of the Company Entities in any jurisdiction.

(k)           Each Company Entity has timely withheld and timely paid all Taxes which are required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor or other Person.

(l)            No Company Entity has ever filed any consent agreement under Section 341(f) of the Code (as in effect prior to its repeal by the Jobs and Growth Tax Relief Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to such repeal) apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code prior to such repeal) owned by any Company Entity.

(m)          There are no outstanding rulings of, or requests for rulings by, any Tax Authority addressed to any Company Entity that are, or if issued would be, binding on such Company Entity.

(n)           No Company Entity is a party to any Contract or other arrangement that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law).  No Company Entity has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section §897(c)(1)(A)(ii) of the Code.  Each Company Entity has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code or that is reportable under Treasury Regulation Section1.6011-4.  No Company Entity is either a party to or is bound by any Tax allocation, sharing, indemnity or similar agreement.  No Company Entity (A) has ever been a member of an “affiliated group” as defined in Section 1504(a)(1) of the Code and the Treasury Regulations thereunder (or any similar provision of state, local or other Tax laws) filing a consolidated federal income or similar state, local or other Tax Return (other than the affiliated group of which Company was the common parent) or (B) has any Liability for the Taxes of any Person (other than another member of the affiliated group of which Company was the common parent) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or other Tax laws), or as a transferee or successor, by operation of law, by contract, or otherwise.

(o)           No Company Entity has engaged in an intercompany transaction with any other Company Entity, or in a third-party transaction with any Person or Persons, that was purported or intended to be a non-taxable transaction (either in whole or in part) and governed (either in whole or in part) by Section 332, Section 351, Section 355, Section 368, Section 721, Section 731, Section 1031, or other similar provision of the Code (or similar provision of state, local, or other Tax law) that provides for the temporary or permanent deferral of an otherwise recognizable gain or loss.  Each Company Entity that has engaged in a transaction with another Company Entity, or with a Person that is otherwise under common “control” within the meaning of Section 482 of the Code, has complied with the arm’s-length standard and contemporaneous documentation requirements and all other applicable standards and requirements under Section 482 and the Treasury Regulations promulgated thereunder.

(p)           No Company Entity will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or other Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or other Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election under Section 108(i) of the Code.

5.21        Employment Matters.

(a)           Section 5.21(a) of the Disclosure Schedule accurately and completely sets forth, with respect to (i) each employee of each Company Entity (including any employee who is on a leave of absence or on layoff status):  (A) the name, title or job classification, work location, length of employment and exempt/non-exempt classification (where applicable); (B) the aggregate dollar amounts of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit sharing payments and other payments or benefits of any type) received from any Company Entity with respect to services performed in the year of 2014 through May 31, 2014; (C) base salary or hourly wage rate, as applicable; (D) the number of hours of sick-time accrued as of the date hereof and the aggregate dollar amount thereof; (E) the number of hours of vacation time or paid time off accrued as of the date hereof and the aggregate dollar amount thereof; (F) whether workers compensation or disability payments are being received; and (G) who is on a leave of absence or layoff status and (ii) each independent contractor or other service provider of each Company Entity:  (A) the name, title or job classification, work location; (B) the aggregate dollar amounts of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit sharing payments and other payments or benefits of any type) received from any Company Entity with respect to services performed in the year of 2014 through May 31, 2014; and (C) base hourly rate.  No independent contractor or other service provider of a Company Entity is entitled to any sick-time, vacation time, paid time off or similar benefits.  No Company Entity is liable for any arrears of wages or any Taxes or penalties for failure to pay timely any of the foregoing.  All employees, consultants, or other service providers of each Company Entity are lawfully entitled to work for the respective Company Entity without restriction or any visa, permit or consent being required.

(b)           Except as set forth in Section 5.21(b) of the Disclosure Schedule, no former employee of any Company Entity is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive), directly or indirectly, any payments or benefits from any Company Entity relating to such former employee’s employment with any Company Entity.

(c)           Except as set forth in Section 5.21(c) of the Disclosure Schedule, no Company Entity is a party to, bound by, or subject to any ongoing obligation to any Person under, any employment contract, severance agreement, independent contractor agreement, other service provider compensation agreement or any similar Contract.

(d)           No employee of any Company Entity is or has ever been represented by any labor union, works council, or other labor organization in connection with their employment by or service to any Company Entity.  No Company Entity is now, nor has ever been, party to any union contract, collective bargaining agreement or similar Contract, and there is no past or pending labor union organizing activity or, to the Knowledge of Sellers, threatened with respect to any Company Entity.

(e)           Except as set forth in Section 5.21(e) of the Disclosure Schedule, the employment of all the employees of any Company Entity is terminable by such Company Entity at will, which means that their employment can be terminated at any time, with or without notice, for any reason or no reason at all, and no employee is entitled to severance pay or other benefits following termination or resignation.

(f)            The Company has made available to Purchaser accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of each Company Entity.

(g)           (i) No labor strike, industrial dispute, trade dispute or other dispute, slow down or stoppage has occurred, is pending, threatened or, to the Knowledge of Sellers, contemplated against any Company Entity; (ii) none of the Company Entities is presently engaged and has never been engaged in any unfair labor practice (as defined under the National Labor Relations Act or any other Applicable Law) of any nature; and (iii) none of the Company Entities has received any demand letters, civil rights charges, suits, drafts of suits, complaints or other communications related to claims made by any of its current or former employees or directors, consultants, or other service providers, whether before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Safety and Health Administration, the Workers Compensation Appeals Board, or any comparable body outside the U.S., or any other Governmental Authority and, to the Knowledge of Sellers, there is no reasonable basis therefor.

(h)           All individuals who are or were performing consulting or other services for any Company Entity are or were correctly classified under all Applicable Laws by the engaging Company Entity as either “independent contractors” or “employees” as the case may be, and, at the Closing Date, with respect to those individuals still performing consulting services for any Company Entity as of the Closing Date, such individuals will qualify for such classification.  All individuals who are or were classified as “employees” of any Company Entity are or were correctly classified under all Applicable Laws by the employing Company Entity as “exempt” or “non-exempt,” as the case may be, and, at the Closing Date, with respect to those individuals still employed by any Company Entity as of the Closing Date, such individuals will qualify for such classification.

(i)            Each Company Entity is and has at all times been in compliance in all material respects with all Applicable Laws regarding labor and employment, including those related to employment practices, terms and conditions of employment, wages and hours, leaves of absence, collective bargaining, equal opportunity, occupational health and safety, workers’ compensation, immigration, individual or collective consultation, notice of termination and redundancy and the payment of social security and other Taxes, in each case, with respect to its employees, consultants, or service providers.  No Company Entity has any Liability under any Applicable Laws related to employment and attributable to an event occurring or a state of facts existing prior to the date hereof, including but not limited to any Liability which has been incurred by any Company Entity, but remains to be discharged, for breach of an employment contract with an employee or breach of any statutory employment right under Applicable Laws.

(j)            There are no claims, disputes, grievances, actions or controversies that have occurred or are pending or, to the Knowledge of Sellers, threatened between any Company Entities and any of their respective present or former employees and to the Knowledge of Sellers there is no reasonable basis therefor.  No claim, action, cause of action, suit, demand, inquiry, proceeding, audit or investigation by or before any Governmental Authority has occurred, is pending or, to the Knowledge of Sellers, threatened or contemplated against any Company Entity, including under any worker’s compensation policy or long-term disability policy and to the Knowledge of Sellers, there is no reasonable basis therefor.

(k)           To the Knowledge of Sellers: (i) no employee, independent contractor or service provider of any Company Entity intends to terminate his relationship with any Company Entity for any reason, including because of the consummation of the Contemplated Transactions contemplated by this Agreement, and none of the Company Entities have plans or intentions as of the date hereof to terminate any such employee, independent contractor or other service provider; (ii) no employee of any Company Entity has received an offer to join a business that may be competitive with the Business; and (iii) no employee or independent contractor of any Company Entity is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on (A) the performance by such employee or independent contractor of any of his duties or responsibilities as an employee of any Company Entity or as an employee of Purchaser or any of its Affiliates, or (B) the Business. No Company Entity has any plans or intentions as of the date hereof to terminate any such employee or independent contractor.

(l)            The Company Entities are in full compliance with the Worker Readjustment and Notification Act (the “WARN Act”) (29 USC §2101) and any applicable state laws or other Applicable Laws regarding redundancies, reductions in force, mass layoffs, and plant closings, including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff, or plant closing to affected employees, representatives, any state dislocated worker unit and local government officials, or any other Governmental Authority.  No reduction in the notification period under the WARN Act is being relied upon by any Company Entity.

(m)          The Company Entities have complied in all material respects with Applicable Laws regarding the verification of any background and/or licensing required for employees of the Business.  In addition, each employee required to be licensed by Applicable Law holds all necessary licenses to conduct the Business or provide services for the Company Entities. No employee is in violation of any material Applicable Law related to the Business.

5.22        Benefits Arrangements.

(a)           Section 5.22(a)(i) of the Disclosure Schedule sets forth an accurate and complete list of all benefit plans, policies, or arrangements, whether written or oral, under which any current or former employee, director, or consultant of any Company Entity or any ERISA Affiliate, or any beneficiary of such individuals, has any present or future right to benefits, or to which any Company Entity or any ERISA Affiliate has any Liability or obligation to contribute, contingent or otherwise, including: (i) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA); (ii) any profit-sharing, pension, Code Section 125 “cafeteria” or “flexible” benefit, flexible spending account, health, deferred compensation, bonus, stock option, stock purchase, equity or phantom equity, pension, retainer, educational assistance, employment, consulting, retirement, severance, retention, change in control, welfare or incentive plan, agreement or arrangement; or (iii) any plan, agreement or arrangement providing for “fringe benefits” or perquisites, including benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance, or other fringe benefit whether or not it provides a tax benefit under Code Section 132, whether written, oral, formal or informal (each such plan, program, or arrangement an “Employee Benefit Plan”). Section 5.22(a)(ii) of the Disclosure Schedule identifies each ERISA Affiliate.

(b)           With respect to each Employee Benefit Plan, the Company has made available to Purchaser a complete and accurate copy of (i) the plan document or, if an oral arrangement, a written summary of the Employee Benefit Plan; (ii) the three (3) most recent annual reports (Form 5500), if any; (iii) each trust agreement, summary plan description and summary of material modification, and all current written Contracts relating to each Employee Benefit Plan, if any, including administrative service agreements and group insurance contracts; (iv) all nondiscrimination and top-heavy testing reports for the last three (3) plan years with respect to each Employee Benefit Plan that is subject to nondiscrimination and/or top-heavy testing; (v) all correspondence, if any, with any Governmental Authority relating to any currently outstanding audit of, or voluntary compliance program ongoing with respect to, the Employee Benefit Plan; (vi) the most recently received IRS determination or opinion letter for each Employee Benefit Plan for which a determination or opinion letter may be sought; and (v) each investment policy statement, and any investment management agreements, administrative services contracts or similar agreements that are in effect as of the date hereof relating to the ongoing administration and investment of any Employee Benefit Plan.

(c)           Except as set forth in Section 5.22(c) of the Disclosure Schedule, each Employee Benefit Plan has been administered in all material respects in accordance with ERISA, the Code and all other Applicable Laws, and in accordance with its terms.  All payments by the Company Entities or any ERISA Affiliate thereof required by any Employee Benefit Plan or by Applicable Law (including all employee and employer contributions, insurance premiums, or intercompany charges) have been timely made.  All unpaid amounts attributable to any such Employee Benefit Plan for any period prior to the Closing Date have been or will be accrued on the Company’s consolidated Financial Statements in accordance with GAAP and, except to the extent of such accruals, no Company Entity has any Liability arising out of or in connection with the form or operation of the Employee Benefit Plans or benefits accrued thereunder on or prior to the Closing Date.  All reports, forms and other documents required to be filed with any Government Authority or furnished to employees with respect to any Employee Benefit Plan (including summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed or furnished and are accurate in all material respects.

(d)           Each Employee Benefit Plan which is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter or, in the case of a prototype or volume submitter plan, an opinion letter from the Internal Revenue Service that the form of the plan document meets the applicable requirements of Section 401(a) of the Code, and nothing has occurred since the date of such determination letter that could adversely affect the qualified status of such Employee Benefit Plan.  All amendments required to maintain each such Employee Benefit Plan’s compliance with Applicable Law, including the Economic Growth and Tax Relief Reconciliation Act of 2001, Pension Protection Act of 2006, HEART Act, and subsequent legislation or administrative requirements which have subsequently become effective through the date hereof, have been timely adopted and implemented.  No Employee Benefit Plan currently holds or within the past five (5) years has held securities of any of the Company Entities or any ERISA Affiliate.  Except as set forth in Section 5.22(d) of the Disclosure Schedule, no Employee Benefit Plan has ever been merged with or accepted Code Section 414(l) transfers from another employee pension benefit plan (within the meaning of Section 3(2) of ERISA).

(e)           With respect to each Employee Benefit Plan, (i) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred; (ii) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any such Employee Benefit Plan or fiduciary thereto or against the assets of any such Employee Benefit Plan; (iii) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by any governmental authority with respect to any Employee Benefit Plan; (iv) no matters are currently pending with respect to any Employee Benefit Plan under the Employee Plans Compliance Resolution System maintained by the IRS or any similar program maintained by any other Government Authority; and (v) there has been no breach of fiduciary duty (including violations under Part 4 of Title I of ERISA) which has resulted or could reasonably be expected to result in Liability to the Company, any Subsidiary, or any of their respective employees.

(f)            Except as set forth in Section 5.22(f) of the Disclosure Schedule, each Employee Benefit Plan (other than any Employee Benefit Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Purchaser (other than ordinary administration expenses).  Each benefit under each Employee Benefit Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA, with the exception of any medical expense reimbursement arrangements subject to Sections 105 and 125 of the Code) are provided exclusively through insurance contracts or policies issued by an insurance company, health maintenance organization, or similar organization unrelated to a Company Entity or any of its ERISA Affiliates, the premiums for which are paid directly by such Company Entity or its ERISA Affiliates from its general assets or partly from its general assets and partly from contributions by its employees.

(g)           No Company Entity has any Liability, and no event has occurred or condition exists that could reasonably be expected to result in any Liability, contingent or otherwise to any of the Company Entities, with respect to any plan sponsored, maintained or contributed to by any of the Company Entities or any ERISA Affiliate that (i) is subject to Title IV of ERISA or Section 412 of the Code; (ii) is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (iii) is a “multiple employer plan” (within the meaning of Section 3(40) of ERISA or Section 413(c) of the Code); (iv) is a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code); or (v) is a “multiple employer welfare arrangement” (within the meaning of Section 3(40)(A) of ERISA).  No Employee Benefit Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

(h)           No Company Entity has ever sponsored, maintained, administered, contributed to, had any obligation to contribute to, or incurred any other Liability under or with respect to any Employee Benefit Plan which provides health, life or other coverage for former directors, officers or employees (or any spouse or former spouse or other dependent thereof), other than benefits required by Section 4980B of the Code, Part 6 of Title I of ERISA, or similar provisions of state law.

(i)            Each Employee Benefit Plan, employment agreement, or other contract, plan, program, agreement, or arrangement that is a that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code complies (and at all times has complied) in form and in operation with Section 409A of the Code and all regulations and guidance promulgated thereunder, and no additional tax or interest under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Employee Benefit Plan, employment agreement, or other contract, plan, program, agreement, or arrangement.  No Company Entity is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes or interest imposed by Section 409A(a)(1)(B) of the Code.

(j)            Except as set forth in Section 5.22(j) of the Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the Contemplated Transactions will not (i) result in any payment becoming due to any employee of any Company Entity; (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due any officer, director, employee, or consultant of any Company Entity; or (iii) increase any benefits otherwise payable under any Employee Benefit Plan.  There is no written or unwritten agreement, plan, arrangement or other contract by which any Company Entity is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(k)           Each Employee Benefit Plan, to the extent applicable, is in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code, Section 601 through 608 of ERISA, the Patient Protection and Affordable Care Act of 2010 and the regulations thereunder, the Health Care and Education Reconciliation Act of 2010 and the regulations thereunder, the Americans with Disabilities Act of 1990, as amended, and the regulations thereunder, the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder (including, but not limited to, 45 CFR Parts 142, 160, 162 and 164), the Women’s Health and Cancer Rights Act of 1998, the Mental Health Parity Act of 1996, the Newborns’ and Mothers’ Health Protection Act of 1996 and the Family Medical Leave Act of 1993, as amended, and the regulations thereunder, as such requirements affect the Company and any ERISA Affiliate thereof and their respective employees.  There are no outstanding, uncorrected violations under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, with respect to any of the Benefit Plans, covered employees or qualified beneficiaries that would be reasonably likely to result in a material Liability to the Company or any ERISA Affiliate thereof, or the Purchaser.

5.23        Environmental Matters.  (a) Neither the activities carried on by any Company Entity at the facilities or offices located on the Leased Real Property, nor, to the Knowledge of Sellers, such facilities or offices, are in violation of any Environmental Laws, or any other zoning, health or safety law or regulation; (b) no Company Entity nor, to the Knowledge of Sellers, any other operator of its past or present properties (including the Leased Real Property), is or has been in violation, or alleged violation, of, or has any Liability or threatened Liability under, any Environmental Laws; (c) to the Knowledge of Sellers, none of the properties currently or formerly owned, leased (including the Leased Real Property), operated, or used for storage by any Company Entity (including soils and surface and ground waters) are contaminated with any Hazardous Substance; (d) no Company Entity is actually, potentially or allegedly liable for any off-site contamination by Hazardous Substances; (e) no Company Entity has received written or, to the Knowledge of Sellers, oral notice of any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that have resulted in any actual or contingent common law or legal liability of any Company Entity or otherwise that may form the basis of any Proceeding with respect to any Company Entity under any Environmental Law that may give rise to any Liability under such Environmental Law, and the Company Entities are not aware of any fact, circumstance, or condition that would impair or otherwise materially impact the validity of, or ability of the Company Entities to renew, such Environmental Permits; (f) each Company Entity has all Environmental Permits necessary for the conduct of the Business as currently conducted; (g) each Company Entity is in material compliance with its Environmental Permits; (h) to the Knowledge of Sellers, there are and have been no underground storage tanks or electrical equipment containing PCB’s or any asbestos-containing materials on any of the Leased Real Property or from any facilities previously leased or owned by any Company Entity; and (i) to the Knowledge of Sellers, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or Environmental Permit.

5.24        Brokers’ Fees.  Except for Wells Fargo Securities LLC, no investment banker, broker, finder or similar agent has been employed by or on behalf of any Company Entity in connection with this Agreement or the Contemplated Transactions, and none of the Company Entities has entered into any agreement, arrangement or understanding of any kind with any Person for the payment of any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the Contemplated Transactions.

5.25        No Other Representations and Warranties.  Except for the representations and warranties expressly contained in Article IV and Article V, the Sellers do not make any express or implied representation or warranty on their own behalf or with respect to the Company Entities.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers, as of the date of the Agreement and as of the Closing Date, as follows:

6.1          Organization.  Purchaser is a corporation validly existing and in good standing under the laws of its jurisdiction of organization.

6.2          Authorization and Effect.  Purchaser has full corporate power and authority to execute and deliver this Agreement and the Collateral Agreements to which it is a party and to perform its obligations hereunder and thereunder.  The execution and delivery by Purchaser of this Agreement and the Collateral Agreements to which it is a party, and the consummation of the Contemplated Transactions, have been duly and validly authorized by all necessary corporate action on the part of Purchaser, and no additional authorization or consent is required in connection therewith.  This Agreement and the Collateral Agreements have been duly and validly executed by Purchaser and, assuming such agreement constitutes a valid and legally binding obligation of the other parties hereto and thereto, will constitute a valid and legally binding obligation of Purchaser, enforceable against it in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Applicable Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

6.3          Non-Contravention.  Neither the execution and delivery of this Agreement or any of the Collateral Agreements to which Purchaser is a party, nor the consummation of Purchaser’s acquisition of the Equity Interests, will directly or indirectly (with or without notice or lapse of time):  (a) contravene, conflict with or result in a violation of, or give any Governmental Authority or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Applicable Law or any Judgment to which Purchaser, or any of the assets of Purchaser, is subject; or (b) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of the Governing Documents of Purchaser, except in the case of clauses (a) and (b) above, for (i) any filings required to be made under the HSR Act and (ii) any such contravention, conflict, violation, challenge, remedy, relief, breach, default, acceleration, cancellation, termination, modification, imposition or creation as would not be material.

6.4          Financial Capacity.  Purchaser has and will have access to sufficient funds on the Closing Date.

6.5          Brokers’ Fees.  Purchaser has not retained any Person to act as an investment banker, broker or agreed or has become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Contemplated Transactions.

6.6          Securities Act and Investment.  Purchaser is acquiring the Equity Interests solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”), and Purchaser is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act.  Purchaser acknowledges that the Equity Interests are not registered under the Securities Act or any applicable state securities law or other Applicable Law, and that the Equity Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.  Subject to the terms of this Agreement, Purchaser can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that Purchaser is capable of evaluating the merits and risks of its investment in the Equity Interests.

6.7          No Other Representations and Warranties.  Except for the representations and warranties expressly contained in Article VI, the Purchaser does do not make any express or implied representation or warranty with respect to the transaction contemplated by this Agreement.

ARTICLE 7
GENERAL COVENANTS

7.1          Confidentiality.  The parties to this Agreement acknowledge that the information being exchanged in connection with the Contemplated Transactions is subject to the terms and conditions of that certain Confidentiality Agreement, dated as of January 10, 2014, by and between Purchaser and the Company, the terms of which are incorporated herein by reference.

7.2          Publicity.  No Seller or Company Entity (while at any time under the direct or indirect control of a Seller) shall make any public release or announcement concerning the purchase and sale of the Equity Interests or the Professional Entity Equity Interest or any of the other Contemplated Transactions unless Purchaser provides to such Seller or Company Entity its prior written consent to the form and content of such public release or announcement.

7.3          Further Assurances.  From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the Contemplated Transactions, including executing and delivering to Purchaser such assignments, deeds, bills of sale, consents and other instruments as Purchaser or their counsel may reasonably request as necessary or desirable for such purpose.

7.4          Conduct of the Business.

(a)           Except for matters set forth in Section 7.4 of the Disclosure Schedule or otherwise expressly permitted or required by the terms of this Agreement or the Collateral Agreements or except as required by Applicable Law, from the date of this Agreement to the Closing, Sellers shall cause each of the Company Entities to conduct the Business in the Ordinary Course of Business and preserve intact the Company Entities’ current business organization, use their commercially reasonable efforts to keep available the services of current officers, employees and agents of the Company Entities and maintain in good state relations and good will with customers, suppliers, licensors, licensees, distributors, landlords, creditors, employees, agents and others having business relationships with the Company Entities.  Sellers shall refrain, and cause the Company Entities to refrain, from taking any action that would result in any of the conditions set forth in Section 9.1 or Section 9.2 not being satisfied.  In addition (and without limiting the generality of the foregoing), except as set forth in Section 7.4 of the Disclosure Schedule or otherwise expressly permitted or required by the terms of this Agreement or the Collateral Agreements or except as required by Applicable Law, Sellers shall not, and shall cause each Company Entity not to, do any of the following without the prior written consent of Purchaser:

(i)            amend its Governing Documents;

(ii)           declare or pay any dividend or make any other distribution to its partners, members or shareholders, as applicable;

(iii)          issue any partnership interests, membership interests or other equity interests or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any partnership interests, membership interests or other equity interests;

(iv)          adopt or amend any Employee Benefit Plan (or any plan that would be an Employee Benefit Plan if adopted) or enter into, adopt, extend (beyond the Closing Date), renew or amend any collective bargaining agreement or other Contract with any labor organization, union or association;

(v)           pay any bonus or make any profit sharing or similar payment to, or increase the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of its directors, managers, members, officers, employees or independent contractors;

(vi)          hire any employee or retain any independent contractor, other than in the Ordinary Course of Business and subject to the terms and conditions of the Company’s standard form offer letter or form independent contractor agreement, as applicable, each such form document, the Company has made available accurate and complete copies of such document to Purchaser;

(vii)         incur or assume any Liabilities, obligations or Indebtedness for borrowed money or guarantee any such Liabilities, obligations or Indebtedness, other than in the Ordinary Course of Business;

(viii)        permit or allow the Equity Interests or the Professional Entity Equity Interests or any of its assets to become subjected to any Encumbrance of any nature whatsoever;

(ix)          pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, any Company Entity or any of its respective Affiliates or Related Parties;

(x)           make any change in any method of accounting or accounting practice or policy other than those required by GAAP;

(xi)          acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or capital stock or other equity interest of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory) other than in the Ordinary Course of Business;

(xii)         make or incur capital expenditures (including entering into any capital lease) that are not currently budgeted and that, in the aggregate, are in excess of $100,000;

(xiii)        other than in the Ordinary Course of Business, sell, lease, license or otherwise dispose of any of its assets that are material, individually or in the aggregate, to the Business;

(xiv)        enter into, amend or terminate any lease of real property or material tangible personal property or waive any material term or condition thereof or grant any consents thereunder; create any Encumbrance on any material property or assets; grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any Leased Real Property or any part thereof; commit any waste or nuisance on any Leased Real Property; or make any material changes in the construction or condition of any Leased Real Property;

(xv)         terminate or allow to be terminated any insurance policy in effect as of the date hereof, or fail to maintain, with financially responsible insurance companies, insurance on tangible assets of any Company Entity and on the Business in such amounts and against such risks and losses as are consistent with past practice;

(xvi)        form any Subsidiary or acquire the equity (or right to acquire equity) of any Person;

(xvii)       commence or settle any Proceeding, other than the settlement of a Proceeding for amounts less than $50,000 which only involve the payment of monetary damages and does not impose any equitable remedies upon any Company Entity or no Company Entity makes any admission of fault or any violation of Laws;

(xviii)      enter into any Contract, transaction or take any other action, in each case, outside the Ordinary Course of Business;

(xix)        enter into any transaction or take any other action that might cause or constitute a breach of any representation or warranty made by Sellers in this Agreement;

(xx)         make any change to any of the cash management practices of the Business, including but not limited to, discontinue the payment of its accounts payable that are payable in the Ordinary Course of Business or deviate from or alter any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable;

(xxi)        amend or make any modification to any Material Contract or Permit that is material to the Business or waive any material term or condition thereof or grant any consents thereunder;

(xxii)       enter into new leases for real property or any other obligations or agreements affecting the Leased Real Property;

(xxiii)      make any material alterations to the Leased Real Property or exercise any right, option or remedy with respect to any Leased Real Property;

(xxiv)     cancel, compromise, waive or release any right or claim (or series of related rights and claims) either (A) outside the Ordinary Course of Business, or (B) involving more than $50,000;

(xxv)      make, change or revoke any Tax election including, but not limited to, any entity classification election, adopt or change any method of Tax accounting, settle or compromise any Proceeding with respect to Taxes, amend any material Tax Return, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the statute of limitations for the assessment or collection of any Tax or take any reporting position with respect to Taxes that is inconsistent with past practice or that is otherwise not in the Ordinary Course of Business; or

(xxvi)     agree, commit or offer (in writing or otherwise) to take any of the actions described in clauses (i) through (xxv) of this Section 7.4.

(b)           In addition (and without limiting the generality of the foregoing), except as set forth in Section 7.4(b) of the Disclosure Schedule or otherwise expressly permitted or required by the terms of this Agreement or the Collateral Agreements or except as required by Applicable Law, Sellers shall, and Sellers shall cause each Company Entity to:

(i)            promptly (but in any event, no later than twenty-four (24) hours after Sellers have actual knowledge of the applicable matter or event) advise Purchaser in writing of the occurrence of any matter or event that (A) constitutes or could reasonably be expected to constitute a Material Adverse Effect; (B) resulted or could reasonably be expected to result in a breach of any of the representations and warranties set forth in ARTICLE 4 or ARTICLE 5; or (C) may adversely affect the ability of Sellers or the Company Entities to consummate the Contemplated Transactions;

(ii)           confer with Purchaser concerning operational matters of a material nature that are outside of the Ordinary Course of Business and otherwise report periodically to Purchaser concerning the status of the business, operations, and finances of the Company Entities;

(iii)          comply in all material respects with all Applicable Laws in the operation of the Business;

(iv)          comply in all material respects with all Material Contracts;

(v)           cooperate with Purchaser and use its commercially reasonable efforts to cause the conditions to Purchaser’s obligations to close specified in Sections 9.1 and 9.2 to be satisfied and execute and deliver such further instruments of conveyance and transfer and take such additional action as Purchaser may reasonably request to effect, consummate, confirm or evidence the Contemplated Transactions; and

(vi)          upon reasonable request, arrange meetings with such customers, suppliers, licensors, licensees, distributors, landlords, creditors, employees, agents and others having business relationships with the Company Entities as Purchaser shall reasonably designate in order that Purchaser may confer with such Persons regarding the Company Entities, the Business, and the nature of the Contemplated Transactions.

7.5          Access to Information.  Sellers shall, and shall cause the Company Entities to, afford to Purchaser and its Representatives full access, upon notice during normal business hours during the period prior to the Closing, to all the personnel, properties, books, Contracts, commitments, Tax Returns and records of the Company Entities, and, during such period shall make available to Purchaser any information concerning the Company Entities as Purchaser may reasonably request.  In particular, but without limitation, from and after the date of this Agreement, Purchaser and their Representatives shall have the right and privilege of entering upon all properties leased or occupied by the Company or any Company Entity and of reviewing the books and records of the Company and the Company Entities regarding such properties from time to time as needed to make any inspections, evaluations, surveys or tests which Purchaser may deem necessary or appropriate.

7.6          Transaction Expenses.  All Transaction Expenses shall be paid in accordance with Section 12.8; provided, however, that the parties agree that all Seller Transaction Expenses, whether incurred by Sellers or any Company Entity or any of their respective Affiliates, shall be paid by or on behalf of Sellers at or prior to Closing.

7.7          Efforts of the Parties.

(a)           On the terms and subject to the conditions of this Agreement, each party shall use its reasonable best efforts to cause the Closing to occur, including taking all reasonable actions necessary to comply promptly with all Applicable Laws that may be imposed on it or any of its Affiliates with respect to the Closing.

(b)           Prior to the Closing, Sellers shall use their reasonable best efforts to obtain, and cooperate in obtaining, at Sellers’ expense, all consents, approvals and authorizations from third parties necessary or appropriate to permit the consummation of the Contemplated Transactions, including those required to be set forth in Sections 4.4(b) and 5.4(b) of the Disclosure Schedule; provided, however, that each party shall cooperate with the other parties to this Agreement in obtaining all consents, approvals and authorizations.  Each such consent, approval and authorization so obtained shall remain in full force and effect through the Closing Date.  By their execution of this Agreement, the Sellers and the Company grant any consents required under the terms, and waive any rights under, that certain Restated and Amended Operating Agreement of the Company, dated as of April 7, 2008, as amended by (i) the Assignment of Membership Interest and First Amendment to Restated and Amended Operating Agreement of the Company, dated as of October 5, 2010, and (ii) the Assignment of Membership Interest and Second Amendment to Restated and Amended Operating Agreement of the Company, dated as of October 29, 2010, with respect to the Contemplated Transactions, including any rights of first refusal contained therein and consent to Purchaser becoming the sole member of the Company.

(c)           Prior to and after the Closing, Sellers shall provide information reasonably requested by Purchaser regarding Sellers, the Company Entities and the Business in order to assist Purchaser in their filings to Governmental Programs.

7.8          No Negotiation.  Until such time as this Agreement shall be terminated pursuant to ARTICLE 10, neither Sellers nor any of its respective Affiliates or Representatives shall directly or indirectly solicit, initiate, encourage, entertain or respond to any inquiries or proposals from, discuss or negotiate with, provide any information to or consider the merits of any inquiries or proposals from any Person (other than Purchaser) or otherwise participate in a transaction or potential transaction concerning any sale of all or substantially all of the assets of any Company Entity, any direct or indirect sale of equity interests or other securities any Company Entity, or any merger, consolidation or similar transaction involving Sellers or the Company Entities.  Sellers shall notify Purchaser of any such inquiry or proposal, and the terms thereof, within twenty-four (24) hours of receipt or awareness of the same by such party.  As of the date of this Agreement, Sellers shall immediately cease and cause to be terminated any activities, discussions or negotiations, if any, conducted prior to the date of this Agreement with any Persons other than Purchaser with respect to any of the foregoing.

7.9          Notification; Updates to Disclosure Schedule.  During the period between the date hereof and the Closing, Sellers shall promptly notify Purchaser in writing of: (a) the discovery by Sellers of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and caused or constitutes a breach of any representation or warranty made by Sellers in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of any representation or warranty made by Sellers in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (c) any breach of any covenant or obligation of Sellers; or (d) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 9.1 or Section 9.2 impossible or unlikely.  If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 7.9 requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Sellers shall promptly deliver to Purchaser an update to the Disclosure Schedule specifying such change.  No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any representation or warranty made by Sellers in this Agreement or in any certificate required to be delivered at Closing, (ii) reducing any indemnification obligation under ARTICLE 11; or (iii) determining whether any of the conditions set forth in Sections 9.1 or 9.2 have been satisfied.

7.10        Regulatory Matters.

(a)           In furtherance and not in limitation of the terms of Section 7.7, Sellers and Purchaser shall promptly execute and file, or join in the execution and filing of, any application, notification, or other document that may be necessary in order to obtain the authorization, approval, or consent of any Governmental Authority, whether federal, state, local, or foreign, that may be reasonably required, or that Purchaser may reasonably request, in connection with the consummation of the Contemplated Transactions.

(b)           Sellers and Purchaser shall use their commercially reasonable efforts to obtain (or in the case of Sellers, cause the Company Entities to obtain) all such authorizations, approvals, and consents as promptly as possible after the execution of this Agreement, including the expiration or termination of the waiting period under the HSR Act with respect to the Contemplated Transactions.  Without prejudice to the foregoing, to the extent not completed prior to the date hereof, as promptly as possible after the date of this Agreement, each of the parties hereto (i) shall file any required or recommended filings with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) in accordance with the HSR Act.  Each of the parties hereto shall furnish promptly to the FTC, the Antitrust Division and any other requesting Governmental Authority any additional information reasonably requested by either of them pursuant to the HSR Act in connection with such filings.  Each party will notify the other promptly upon the receipt of any comments from any officials of any Governmental Authority in connection with any filings made pursuant to this Section 7.10(b).  To the extent permitted by Applicable Law, and subject to all applicable privileges (including the attorney client privilege), each of the parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act.  Each of the parties hereto shall cooperate reasonably with each other in connection with the making of all such filings or responses.  Each of the parties may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other party as “Outside Counsel Only.”  Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.

(c)           Notwithstanding anything in this Agreement to the contrary (including the other provisions of this Section 7.10), if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any antitrust, competition, trade regulation or merger control Applicable Law, it is expressly understood and agreed that:  (i) Purchaser shall not have any obligation to litigate or contest any administrative or judicial action or any order, whether temporary, preliminary or permanent brought by or before an administrative tribunal, court or other similar tribunal or body; (ii) Purchaser shall be under no obligation to make proposals, execute or carry out agreements or submit to orders providing for a Divestiture and (iii) the Company may not conduct or agree to conduct a Divestiture without the prior written consent of Purchaser.  “Divestiture” shall mean (A) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Purchaser or any of its Affiliates or the Company, (B) the imposition of any limitation or restriction on the ability of Purchaser or any of its Affiliates to freely conduct their business or control the Company, (C) the holding separate of any of the Company assets or any limitation or regulation on the ability of Purchaser or any of its Affiliates to exercise full rights of ownership of the Company or (D) the making of any payment or commercial concession to any third party as a condition to obtaining an required consent of any third party in connection with the Contemplated Transactions.

7.11        Pre-Closing Deliverables.  No later than 5:00 p.m. (Mountain time) on the date that is at least three (3) Business Days prior to the Closing Date, Sellers shall deliver to Purchaser:  (a) the applicable deposit account and related wire transfer instructions for each amount described in Section 3.2(a); (b) the form of payoff letters described in Section 7.12(a) and (b); and (c) the forms of UCC financing statement amendments (Form UCC-3) described in Section 7.12(c).

7.12        Financial Matters.

(a)           On or prior to the Closing Date, Sellers shall take all action necessary to cause all of the Seller Transaction Expenses to be paid in full.  By the date and time specified in Section 7.11, Sellers shall deliver to Purchaser a form of pay-off letter, acceptable to Purchaser, from each recipient of Seller Transaction Expenses who will not be paid prior to Closing, each of which Sellers shall cause to be executed and delivered to Purchaser on or prior to the Closing Date and each of which Sellers shall cause to be in full force and effect on the Closing Date.

(b)           On or prior to the Closing Date, Sellers shall take all action necessary to cause all of the Indebtedness of the Company Entities to be paid in full.  By the date and time specified in Section 7.11, Sellers shall deliver to Purchaser a form of pay-off letter, acceptable to Purchaser, from each holder of Indebtedness of the Company Entities, each of which Sellers shall cause to be executed and delivered to Purchaser on or prior to the Closing Date and each of which Sellers shall cause to be in full force and effect on the Closing Date.

(c)           On or prior to the Closing Date, Sellers shall take all action necessary to cause all of the Encumbrances on the assets of any Company Entity to have been released.  By the date and time specified in Section 7.11, Sellers shall deliver to Purchaser completed copies of UCC financing statement amendments (Form UCC-3) terminating such Encumbrances to be filed on the Closing Date.

(d)           On or prior to the Closing Date, Sellers shall take all action necessary to cause each Company Entity to have received payment in full for any loans or other receivables made by Sellers to (i) any Affiliate or Representative of Sellers or any Company Entity or (ii) any Related Party of Sellers, any Company Entity or any of their respective Affiliates or Representatives, or made by any Company Entity to (i) any Affiliate or Representative of Sellers or any Company Entity or (ii) any Related Party of Sellers, or any of their respective Affiliates or Representatives.

(e)           On or prior to the Closing Date, Sellers shall pay or cause the Company to pay all bonuses, commissions and other incentive compensation that is owed to or has been earned by, and any severance commitments payable as a result of the consummation of the Contemplated Transactions.

7.13        Employee Plans.  Effective immediately preceding the Closing Date, the Company will take action to terminate any and all Employee Benefit Plans intended to qualify as qualified cash or deferred arrangements under Section 401(k) of the Code and the Company will provide Purchaser with satisfactory evidence at least three (3) business days prior to the Closing Date that such plans have been terminated effective immediately prior to the Closing Date pursuant to resolutions duly adopted by the Board of Directors of the Company or other duly-designated authority.  At least three (3) business days prior to the Closing Date, the Company shall cause a written notice to be received by the Federated Investors Trust Company (the “Trustee”), as the successor to the SEI Trust Company and trustee to the stable value fund maintained by Trustee (the “Trust”), in the manner that the Trustee prescribes. Such notice shall provide that the Company Retirement Savings Plan (the “401(k) Plan”) and Trust shall be totally withdrawn, that all assets of the 401(k) Plan and Trust shall be withdrawn, and all units of the Trust shall be redeemed, from the Trust as soon as possible, but no later than twelve (12) months after the date such notice is received, and such notice will be effective in releasing all 401(k) Plan and Trust assets held by the Trust and the Trustee within twelve (12) months after the date of such notice.

ARTICLE 8
ADDITIONAL COVENANTS

8.1          Non-Competition and Non-Solicitation.

(a)           For a period of three (3) years after the Closing Date (the “Restricted Period”):

(i)            No Seller shall, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be retained by, associated with or in any manner connected with, or render services or advice or other aid to, or guarantee any obligation of, any Person engaged in or planning to become engaged in the Restricted Business in the Restricted Area; provided that for purposes of this Section 8.1(a)(i), a Seller shall not be considered engaged in the Restricted Business in the Restricted Area if such Seller is engaged in the business of providing non-hospital based medical services (including urgent care, primary care or surgery centers) at a location that is outside of a 50 mile radius surrounding any hospital at which Company Entities are providing services; provided, further, that a Seller shall not be deemed to breach its obligations under this Section 8.1(a)(i) if such Seller was engaged in the business of providing such non-

hospital based medical services at a location prior to a Company Entity providing services at a hospital within a 50 mile radius of such location.  For the avoidance of doubt, nothing contained in this Section 8.1 shall serve to prohibit a Seller from rendering medical services to patients.  Each Seller agrees that this covenant is reasonable with respect to its duration, geographical area and scope; and

(ii)           No Seller shall, directly or indirectly, (A) cause, induce or attempt to cause or induce any customer of any Company Entity to terminate such relationship; or (B) in any way interfere with the relationship between any Company Entity and any customer of Purchaser, the Company Entities or any of their respective Affiliates.

(b)           For a period of one (1) year after the Closing Date (the “Employee Solicitation Restricted Period”), no Seller shall, directly or indirectly, (i) cause, induce or attempt to cause or induce any employee, agent, or independent contractor of any Company Entity to terminate such relationship; (ii) in any way interfere with the relationship between any Company Entity and any employee, agent, or independent contractor of Purchaser, the Company Entities or any of their respective Affiliates; or (iii) hire, retain, employ or otherwise engage or attempt to hire, retain, employ or otherwise engage as an employee, independent contractor or otherwise any employee, agent, or independent contractor of Purchaser, the Company Entities or any of their respective Affiliates.  The restrictions of this Section 8.1(b) shall not apply to (x) any newspaper or Internet help-wanted advertisement or other similar general solicitation, or any search firm engagement which, in any such case, is not directed or focused on employee, agent, or independent contractor of any Company Entity or (y) any employee, agent, or independent contractor of any Company Entity who has been terminated as an employee with Purchaser, any Affiliate of Purchaser or any Company Entity for at least six (6) months prior to commencement of any employment discussions (provided that a Seller shall not have, directly or indirectly, encouraged such employee, agent, or independent contractor to terminate employment).

(c)           For purposes of this Section 8.1, a “customer” is any Person to whom any Company Entity furnished, agreed to furnish, or contacted with respect to furnishing goods or services at any time during the period from twelve (12) months before the date of this Agreement to and including the Closing Date.

(d)           After the Closing Date, no Seller shall, and each Seller shall use his or its commercially reasonable efforts to assure that none of his or its Representatives make any disparaging statements, either orally or in writing, about Purchaser or any Company Entity or any of the names, businesses, members, directors, officers, managers, employees, or agents of Purchaser or any Company Entity.

(e)           If a final Judgment of a court or tribunal of competent jurisdiction determines that any provision of this Section 8.1 is invalid or unenforceable, the parties agree that the court or tribunal will have the power to reduce the scope, duration, or geographic area of the provision, to delete specific words or phrases, or to replace any invalid or unenforceable provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision.  This Section 8.1 will be enforceable as so modified after the expiration of the time within which the Judgment may be appealed.  Sellers acknowledge and agree that (i) this Section 8.1 is reasonable and necessary to protect and preserve Purchaser’s and the Company Entities’ legitimate business interests and the value of the Equity Interests, and to prevent an unfair advantage from being conferred on Sellers; and (ii) Sellers shall be responsible for any breach of this Section 8.1 by any of Sellers’ Affiliates, Representatives, or Representatives of its Affiliates.

(f)            If any Seller violates the covenants set forth in this Section 8.1, then notwithstanding any provision herein to the contrary, the Restricted Period and/or the Employee

Solicitation Restricted Period shall be extended for a period of time equal to the period that such violation shall exist and be continuing.

(g)           Each Seller acknowledges that any breach of this Section 8.1 will result in serious and irreparable injury.  Therefore, each Seller acknowledges and agrees that, in the event of a breach by any Seller, Purchaser shall be entitled, in addition to any other remedy at law or in equity to which Purchaser may be entitled, to equitable relief against Seller, including a temporary restraining order and preliminary and permanent injunctions to restrain such Seller from such breach and to compel compliance with the obligations of such Seller hereunder, and such Seller waives the posting of a bond or undertaking as a condition to such relief.

8.2          Confidentiality.  From and after the Closing Date, Sellers shall keep confidential, and use their respective best efforts to cause its respective Affiliates and cause their respective Representatives to agree in writing to keep confidential, all information relating to the Business and the Company Entities, except (a) as required by Applicable Law or administrative process; (b) for information that is generally available to the public on the Closing Date or thereafter becomes available to the public, other than as a result of a breach of this Section 8.2(c); (c) it is necessary or appropriate, based on the opinion of counsel, to disclose such information to a Governmental Authority having jurisdiction over such Seller or any of its Affiliates or Representatives from whom disclosure is sought; (d) such duty as to confidentiality is waived in writing by Purchaser; (e) such use is in connection with (i) the Tax Returns or Tax audits of such Seller or any Company Entity with respect to any period beginning prior to the Closing, in whole or in part, or (ii) any claim brought or dispute or disagreement arising under, out of or in connection with this Agreement, any Collateral Agreement or the Contemplated Transactions; (f) in connection with the provision of general information about the Contemplated Transactions on a confidential basis to any Representative of any Seller; and (g) that any Seller or the Seller Representative may disclose such information to any other Seller or the Seller Representative, as the case may be, subject to their respective obligations hereunder.

8.3          Post-Closing Access.  Except as may be prohibited by Applicable Law, Sellers and Purchaser agree to make available to the other at the requesting party’s sole expense any records in the non-requesting party’s custody or control (a) in connection with the institution or defense of any pending or threatened Proceeding involving or relating to the Contemplated Transactions, the Business, the assets of any Company Entity, or any Company Entity, by or against the requesting party (other than one by or against the non-requesting party); or (b) for the purpose of preparing any financial statement or Tax Return or preparing for or defending any Tax related examination of the requesting party by any Governmental Authority.  The party requesting such record shall reimburse the non-requesting party for out-of-pocket costs and expenses incurred by the non-requesting party.  The non-requesting party shall afford access to records during normal business hours and upon not less than five (5) days prior request, shall be subject to such reasonable limitations as the non-requesting party may impose to delete competitively sensitive information and shall not extend to any information subject to a claim of privilege unless expressly waived by the party entitled to claim the privilege. Access to records pursuant to this Section 8.3 shall be subject to the confidentiality provisions of Section 8.2.  After the Closing, Purchaser will be entitled to possession of all records of the Company Entities relating to the Contemplated Transactions, the Business, the assets of the Company Entities, and the Company Entities.

8.4          Tax Matters.

(a)           Sellers shall timely prepare and file, when due (subject to any permitted extensions) all Tax Returns of the Company Entities with respect to the Pre-Closing Tax Period (“Pre-Closing Returns”) and shall pay all Taxes shown thereon.  All Pre-Closing Returns shall be prepared by the Sellers in a manner consistent with past practice and Applicable Law and Sellers shall submit any Pre-

Closing Tax Returns to Purchaser for its review and comment prior to filing.  The Company shall timely prepare and submit to Sellers, for their review and comment, all Tax Returns with respect to any Straddle Period (“Straddle Period Returns”) prior to filing.  All Tax Returns with respect to any Straddle Period shall be prepared by the Company in a manner consistent with past practice and Applicable Law.  Purchaser shall be responsible for preparing and filing all Tax Returns of the Company Entities other than Pre-Closing Returns.

(b)           Sellers shall be liable for all Transfer Taxes.  Purchaser, each Company Entity and each Seller shall cooperate and, as required by Applicable Law, join in the execution of all necessary Tax Returns and other documentation with respect to Transfer Taxes and the party on which any such Transfer Taxes are imposed shall timely pay all such Transfer Taxes.  In the event that Purchaser or any Company Entity is required by Applicable Law to make payment of any Transfer Taxes, Sellers shall pay over to Purchaser or its designee the amount necessary to make payment of such Transfer Taxes no later than five (5) Business Days prior to the date on which the payment of such Transfer Taxes must be made.  For all applicable Tax purposes, any payments made by Sellers to Purchaser or its designee in respect of Transfer Taxes imposed on Purchaser or any Company Entity shall be treated as an adjustment to the Net Closing Consideration.

(c)           Purchaser shall have the right to control any Tax audits, Tax disputes or administrative, judicial or other proceedings (“Tax Controversies”) with respect to any Company Entity; provided, however, that in the case of any Tax Controversy that relates solely and exclusively to any Pre-Closing Taxes or Transfer Taxes that could reasonably give rise to a Liability of Sellers under this Agreement, Sellers shall have the right to control the Tax Controversy and Purchaser may participate in such Tax Controversy at Purchasers’ expense, and Seller shall not enter into any agreement that represents a final determination of the matter in a manner that is reasonably likely to impact the Taxes of any Company Entity for any Post-Closing Tax Period without Purchaser’s consent, which consent shall not unreasonably be conditioned, withheld or delayed.  In the case of any Straddle Period, Sellers’ shall be entitled to participate at their expense in any Tax Controversy relating in whole or in part to Taxes attributable to the portion of such Straddle Period ending at the time of the Closing.  Neither Purchaser nor any of its Affiliates may settle any Tax claim for any Pre-Closing Tax Period that could reasonably give rise to a Liability of Sellers without the prior written consent of Seller Representative, which consent shall not unreasonably be conditioned, withheld or delayed.  Purchaser shall execute, or cause to be executed, powers of attorney or other documents reasonably necessary to enable Sellers to take all actions desired by Sellers with respect to Tax Controversies.

(d)           In the event that Purchaser, a Company Entity or any Affiliate of Purchaser or a Company Entity receives any document with respect to the Tax matters of the Business, the Equity Interests, or the assets, operations or activities of the Company Entities that could reasonably affect Sellers, or in the event that Sellers or any Affiliate of Sellers receives any document or information with respect to the Tax matters of the Business, the Equity Interests, or the assets, operations or activities of the Company Entities that could reasonably affect Purchaser or the Business after the Closing, the party receiving such document or information shall supply a copy of such document or forward such information to the potentially affected party within five (5) Business Days.  For this purpose, such Tax-related documents or information shall include requests for information made by the Taxing Authority, notices of proposed adjustments, revenue agent’s reports or similar reports and notices of deficiency.  Any information provided or obtained under this Section 8.4(d) shall be kept confidential, except as may otherwise be necessary in connection with the filing of a Tax Return, refund claims, Tax audits, Tax claims or Tax Controversies or as required by Applicable Law.

(e)           After the Closing, Sellers and Purchaser shall, each at their own respective expense, cooperate with each other and with each other’s agents, including accounting firms and legal counsel, in connection with the preparation or audit of any Tax Return, refund claim or Tax Controversy matter with respect to the Business and the activities of any Company Entity; provided, however, if such preparation, audit, claim or Tax Controversy relates to a Pre-Closing Return, expenses incurred in connection therewith shall be borne by Sellers (and if such preparation, audit, claim or Tax Controversy relates to a Straddle Period Return, expenses incurred in connection therewith shall be borne ratably by Sellers and Purchaser with Sellers bearing the portion of expenses that relate to Pre-Closing Tax for such Straddle Period out of the total Tax for such Straddle Period), and such cooperation shall include the retention and (upon the other party’s reasonable request) the provision of records and information, including work papers of Sellers and its auditors and the Company and its auditors, but excluding records and information that are protected by recognized professional privilege, related to periods covered by Pre-Closing Returns of the Sellers or Straddle Period Returns of the Company, which are reasonably relevant to any Tax Returns, claims for refund, Tax Controversy or other action with respect to the Business and the activities of any Company Entity, and shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Purchaser and Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to the Business and the activities of any Company Entity relating to the six (6) year period (or portion thereof) prior to the Closing Date, and (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, Purchaser or Sellers, as the case may be, shall allow the other party to take possession of such books and records.

(f)            Each Company Entity that is currently an “S corporation” within the meaning of Section 1361(a)(1) of the Code for U.S. federal income tax purposes and applicable state and local income tax purposes (where such treatment is legally available) shall take all necessary steps to terminate its status as an “S corporation” effective as of the Closing Date.

8.5          Release.  Effective upon the Closing, except with respect to a claim arising out of this Agreement or the Collateral Agreements and except as to matters that are insured under the directors and officers liability insurance policy described in Section 8.9 (but only to the extent insured), so long as such claim for indemnification does not arise out of any matter indemnified under ARTICLE 12 of this Agreement, each Seller, on behalf of itself/himself/herself and its/his/hers successors, assigns and heirs hereby unconditionally and irrevocably waives, releases and forever discharges Purchaser and each Company Entity and each of their past and present directors, officers, managers, employees, agents, predecessors, successors, assigns, equityholders, members, partners, insurers, Representatives and Affiliates from any and all Liabilities of any kind whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and no Seller shall seek to recover any amounts in connection therewith or thereunder from Purchaser or any Company Entity.  Such released Liabilities shall include any right to recover against any Company Entity for any indemnification claims made against or paid by any Seller pursuant to ARTICLE 12.  Each Seller understands that this is a full and final release or all claims, demands, causes of actions and Liabilities of any nature whatsoever, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against any Company Entity, except as expressly set forth in this Section 8.5.  Each Seller represents that such Person is not aware or any claim by such Person other than the claims that are waived, released and forever discharged by this Section 8.5.

8.6          Customer and Other Business Relationships.

(a)           After the Closing, Sellers shall reasonably cooperate, and cause their respective Affiliates to reasonably cooperate, with Purchaser and the Company Entities in their efforts to continue and maintain for the benefit of Purchaser and the Company Entities in those business relationships of the Company Entities existing prior to the Closing and relating to the business to be operated by the Company Entities after the Closing, including relationships with Governmental Authorities, health care facilities, physicians, customers, vendors and suppliers, lessors, employees, independent contractors, regulatory authorities, licensors, and others.

(b)           After the Closing, Sellers shall refer, and cause their respective Affiliates to refer, to Purchaser all inquiries and communications received by Sellers relating to the Company Entities.  If Sellers receives any payment, credit or offset on account of any account receivable following Closing, such payment, credit or offset shall be held by such Sellers in trust for the benefit of the Company, and Sellers shall promptly remit to the Company the amount of such payment, credit or offset.

8.7          Representations and Warranties Insurance.  Purchaser shall use its commercially reasonable efforts to obtain representations and warranties insurance, solely for the benefit of Purchaser, related to Damages arising from breaches of Sellers’ representations and warranties contained herein which are in excess of the Escrow Amount.

8.8          Post-Closing Professional Liability Insurance.  With respect to discontinued or terminated contracts to provide staffing services, and with respect to clinical providers that no longer perform services for the Company Entities, the Company maintains continuing professional liability insurance as described in Section 5.19(c) in lieu of purchasing extended reporting endorsements (“tails”) to protect the Company Entities, the clinical providers against claims.  Purchaser agrees that it will either continue professional liability insurance substantially as now provided by the Company to provide such coverage, or, if it chooses to insure through a different policy, it will either ensure that such policy provides “nose” coverage for such clinical providers or will purchase “tail” coverage to protect such clinical providers to apply for the applicable retroactive date currently in effect for the professional liability insurance described in Section 5.19(c).

8.9          Directors’ and Officers’ Liability Insurance.  Purchaser and Sellers agree that the Company shall purchase, prior to Closing, and maintain in effect an extended reporting endorsement (“tail”) for the current directors’ and officers’ liability insurance policy in effect and listed on Section 8.9 to the Disclosure Schedule to cover actions occurring prior to the Closing.  The cost of the tail shall be a Seller Transaction Expense.  Purchaser will cause the Company to reasonably cooperate with the Sellers with respect to any claim that is brought against directors and officers that are insured under the policy in providing access to Company information and personnel necessary to defend any claim insured under such policy.

ARTICLE 9
CONDITIONS TO CLOSING

9.1          Conditions to the Obligations of Purchaser and Sellers.  The obligations of Purchaser and Sellers to consummate the transactions contemplated by them in connection with the Closing are subject to the satisfaction of the following conditions:

(a)           No Applicable Law or Judgment enacted, entered, promulgated, enforced or issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Contemplated Transactions shall be in effect.

(b)           All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

(c)           No Proceeding shall be pending or threatened which (i) prevents consummation of any of the Contemplated Transactions; (ii) causes any of the Contemplated Transactions to be rescinded following consummation; or (iii) affects the right of Purchaser to own the Equity Interests.

9.2          Conditions to the Obligation of Purchaser.  The obligation of Purchaser to consummate the transactions contemplated by it in connection with the Closing is subject to the satisfaction (or Purchaser’s written waiver) of the following conditions:

(a)           Each of the representations and warranties of Sellers set forth in this Agreement or any of the Collateral Agreements that is qualified as to Material Adverse Effect or materiality shall be true and correct in all respects, and each of the representations and warranties of Sellers set forth in this Agreement or any of the Collateral Agreements that is not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date (without giving effect to any update to the Disclosure Schedule) as though made on and as of the Closing Date (except to the extent in either case that such representation and warranty speaks as of another date).

(b)           Sellers shall have performed and complied in all material respects with all obligations and covenants required by this Agreement or any of the Collateral Agreements to be performed or complied with by them on or prior to the Closing Date, provided that such failure to have performed and complied in all material respects with all obligations and covenants required by this Agreement is not cured within ten (10) Business Days, to the extent curable.

(c)           There shall not have occurred or reasonably be expected to occur any Material Adverse Effect with respect to the Company Entities.

(d)           No Governmental Authority shall have issued or granted any temporary restraining order, preliminary or permanent injunction or other order, legal restraint or prohibition, which is in effect and which has the effect of (i) prohibiting Purchaser’s (or its Affiliates’) ownership of the Equity Interest or the Company Entities’ continued operation of any portion of the Business, or (ii) compelling Purchaser (or its Affiliates) to dispose of or hold separate all or any portion of the Business, the assets of any of the Company Entities or the Equity Interest, in either case in connection with the Contemplated Transaction, nor shall any Proceeding brought by a Governmental Authority seeking any of the foregoing be pending or threatened.

(e)           Sellers shall have delivered (or caused to be delivered) the following:

(i)            assignments of the Equity Interests in a form reasonably acceptable to Purchaser to transfer the entire Equity Interests;

(ii)           a certificate in substantially the form attached as Exhibit A executed by each Seller certifying that each of the conditions specified in subsections (a), (b), and (c) of this Section 9.2 has been satisfied (or waived);

(iii)          the employment agreements or other acceptable arrangement, in a form mutually acceptable to Purchaser and Sellers, executed by those Persons set forth on Schedule 9.2(e)(iii);

(iv)          the escrow agreement, with Wells Fargo, N.A. (the “Escrow Agent”), pursuant to the terms and conditions of the Escrow Agreement, executed by Seller Representative;

(v)           the management services agreement, pursuant to the terms and conditions of that certain management services agreement in a form acceptable to Purchaser (the “Management Services Agreement”), executed by each of the Professional Entities and Purchaser and/or the Company, as applicable;

(vi)          resignations, effective as of the Closing Date, of each manager, director and officer of the Company Entities;

(vii)         evidence reasonably satisfactory to Purchaser that all of the Professional Entities Equity Interest have been assigned, conveyed and transferred to an affiliate of Purchaser, one of its designees;

(viii)        copies of all filings, notices and consents required to be disclosed pursuant to Section 4.4(b) or Section 5.4(b), which filings, notices and consents shall be in full force and effect as of the Closing Date;

(ix)          evidence reasonably satisfactory to Purchaser that all Seller Transaction Expenses have been paid in full;

(x)           evidence reasonably satisfactory to Purchaser that all Indebtedness of the Company Entities, including any principal, interest, prepayment amounts, fees or penalties outstanding or accrued thereunder, has been repaid in full prior to the Closing Date and none of the Company Entities has any further obligations or Liabilities thereunder whatsoever;

(xi)          evidence reasonably satisfactory to Purchaser that all Encumbrances on the Equity Interests and the assets of the Company Entities shall have been released and completed copies of UCC-3 termination statements related to such Encumbrances to be filed on the Closing Date;

(xii)         evidence reasonably satisfactory to Purchaser that each Seller has performed all of its obligations under Section 7.12(d) relating to amounts owing to the Company Entities;

(xiii)        evidence reasonably satisfactory to Purchaser that each Seller has performed all of its obligations under Section 7.12(e) relating to the payment of all bonus, change of control commitments, severance commitments, commissions and other incentive compensation obligations;

(xiv)        evidence that the Company has taken all necessary actions to terminate any and all Employee Benefit Plans in accordance with Section 7.13;

(xv)         evidence reasonably satisfactory to Purchaser that each of the Current MSAs and each Investor Agreement have been terminated effective as of, and contingent upon, the Closing, and that each party thereunder has waived any and all rights it may have under such agreements;

(xvi)        one or more certificates, as appropriate and necessary under Applicable Law and under penalties of perjury, providing Purchaser with written documentation that no Seller is a “foreign person” (in form and substance required under Treasury Regulations issued pursuant to Section 1445 of the Code), so that Purchaser or the Escrow Agent or any other applicable party is exempt from withholding any portion of the consideration to be delivered pursuant to this Agreement under Section 1445 of the Code;

(xvii)       the original minute books of the Company Entities containing the minutes of the meetings (including written consents in lieu of meetings) of the Board of Managers, or applicable governing entity, and members, the Governing Documents and the membership record books;

(xviii)      a certificate of good standing for each Company Entity issued as of a date not more than ten (10) days prior to the Closing Date by the Secretary of State of its jurisdiction of formation or incorporation (as applicable);

(xix)        executed third party consents and estoppels set forth on Schedule 9.2(e)(xix);

(xx)         evidence reasonably satisfactory to Purchaser that each of the Contracts set forth on Schedule 9.2(e)(xx) have been terminated effective as of, and contingent upon, the Closing, and that each party thereunder has waived any and all rights it may have under such agreements;

(xxi)        waivers, in a form reasonably satisfactory to Purchaser, executed by each Retained Professional Entity and each Company Entity party to the applicable Investor Agreements waiving any rights under any Investor Agreement triggered by the Contemplated Transactions;

(xxii)       evidence reasonably satisfactory to Purchaser of the self-correction, pursuant to and satisfying the requirements of IRS Revenue Procedure 2013-12, of the erroneous allocation of matching contributions in excess of the 401(k) Plan established formula to four participants of the 401(k) Plan in 2012; and

(xxiii)      all other customary documents, instruments or certificates as shall be reasonably requested by Purchaser and as shall be consistent with the terms of this Agreement.

9.3          Conditions to the Obligations of Sellers.  The obligations of Sellers to consummate the transactions contemplated by it in connection with the Closing is subject to the satisfaction (or Seller Representative’s written waiver) of the following conditions:

(a)           Each of the representations and warranties of Purchaser set forth in this Agreement that is qualified as to materiality shall be true and correct in all respects, and each of the representations and warranties of Purchaser set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date).

(b)           Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement or any of the Collateral Agreements to be performed or complied with by them on or prior to the Closing Date; provided that such failure to have performed and complied in all material respects with all obligations and covenants required by this Agreement is not cured within ten (10) Business Days, to the extent curable.

(c)           Purchaser shall have delivered (or caused to be delivered) the following:

(i)            the Escrow Agreement, executed by Purchaser;

(ii)           the Management Services Agreement, executed by Purchaser and/or the Company, as applicable;

(iii)          a certificate executed by a duly authorized officer of Purchaser certifying that each of the conditions specified in subsections (a) and (b) of this Section 9.3 has been satisfied; and

(iv)          a certificate of good standing for Purchaser issued as of a date not more than ten (10) days prior to the Closing Date by the Secretary of State of its jurisdiction of formation or incorporation.

ARTICLE 10
TERMINATION

10.1        Termination of the Agreement.  Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Contemplated Transactions abandoned at any time prior to the Closing:

(a)           by mutual written consent of Purchaser and Sellers;

(b)           by either Purchaser, in the event of any material breach by the Company or Sellers of any of the Company’s or Sellers’ covenants, obligations, agreements, representations or warranties contained herein and the failure of the Company and Sellers to cure, if curable, such breach within ten (10) days after receipt of written notice from either Purchaser requesting such breach to be cured and, if not cured (if capable of cure), such breach would result the failure of the conditions set forth in Section 9.1 or 9.2 not being satisfied as of the Closing; provided, however, that the right to terminate this Agreement under this Section 10.1(b) will not be available to Purchaser if Purchaser is in material breach of any of its covenants, obligations or agreements under this Agreement;

(c)           by Sellers, in the event of any material breach by Purchaser of any of Purchaser’s covenants, obligations, agreements, representations or warranties contained herein and the failure of the applicable Purchaser to cure, if curable, such breach within ten (10) days after receipt of written notice from the Seller Representative requesting such breach to be cured and, if not cured (if capable of cure), such breach would result the failure of the conditions set forth in Sections 9.1 or 9.3 not being satisfied as of the Closing; provided, however, that the right to terminate this Agreement under this Section 10.1(c) will not be available to Sellers if the Company or Sellers are in material breach of any of their respective covenants, obligations or agreements under this Agreement;

(d)           by Sellers or Purchaser, if the Closing does not occur on or prior to August 10, 2014 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(d) will not be available to any party whose material breach of any of its covenants, obligations or agreements under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to such date; or

(e)           by Purchaser or Sellers if there will be in effect a final, non-appealable Judgment of a court of competent jurisdiction in effect precluding consummation of the Contemplated Transactions; provided, however, that the right to terminate this Agreement under this Section 10.1(e) will not be available to any party whose failure to fulfill any of its covenants, obligations or agreements under this Agreement has been the cause of or resulted in such Judgment.

10.2        Effect of Termination.

(a)           If this Agreement is terminated for any reason, the provisions of this Section 10.2 and Section 7.1 (Confidentiality), Section 7.2 (Publicity) and ARTICLE 12 (Miscellaneous) shall remain in full force and effect.

(b)           If this Agreement is terminated as provided in this Section 10.1(a), this Agreement shall forthwith become void (except as stated in Section 10.2(a)) and there shall be no Liability or obligation hereunder on the part of any party hereto or their respective Representatives.

(c)           If this Agreement is terminated as provided in subsections (b), (c), (d) or (e) of Section 10.1, such termination shall be without prejudice to any rights that the terminating party may have against any breaching party or any other Person under the terms of this Agreement or otherwise.

ARTICLE 11
INDEMNIFICATION

11.1        Survival; Impact of Investigation; Claim Procedures.

(a)           All representations and warranties (together with Purchaser Indemnitees’ or Sellers Indemnitees’ right to assert a claim for indemnification under this ARTICLE 11, as applicable) of each party to this Agreement shall, without regard to the dissolution of any party to this Agreement, remain in full force and effect and survive for a period of eighteen (18) months from and after the Closing Date, except that:

(i)            the representations and warranties set forth in Section 5.15 (Payor Participation), Section 5.16 (Privacy and Security Compliance), Section 5.17 (Health Care Laws), Section 5.18 (Additional Health Care Matters), Section 5.20 (Tax Matters) and Section 5.22 (Benefits Arrangements), shall remain in full force and effect and survive for a period of ninety (90) days from and after expiration of the relevant statute of limitations;

(ii)           the representations and warranties set forth in Section 4.1 (Organization and Good Standing), Section 4.2 (Title to Equity Interests), Section 4.3 (Authority; Execution and Delivery; Enforceability), Section 4.4 (Non-Contravention; Consents), Section 4.6 (Brokers’ Fees), Section 5.1 (Organization and Good Standing; Subsidiaries), Section 5.2 (Authorization and Effect), Section 5.3 (Capitalization), Section 5.4 (Non-Contravention; Consents), Section 5.24 (Brokers’ Fees),  Section 6.1 (Organization), Section 6.2 (Authorization and Effect), Section 6.3 (Non-Contravention), and Section 6.4 (Brokers’ Fees) shall survive indefinitely (collectively, the representations and warranties set forth in Sections 11.1(a)(i) and (ii), the “Fundamental Representations”); and

(iii)          any claim involving fraud shall remain in full force and effect and survive for a period of ninety (90) days from and after expiration of the relevant statute of limitations.

(b)           Sellers acknowledge that Purchaser Indemnitee’s rights to indemnification for representations, warranties, covenants and obligations of Sellers contained in this Agreement and the Collateral Agreements, and the rights and remedies that may be exercised by Purchaser Indemnitees, are part of the basis of the bargain contemplated by this Agreement, and Purchaser’s rights to indemnification under this Agreement shall not be limited, waived or otherwise affected by virtue of (and Purchaser shall be deemed to have relied on the express representations and warranties set forth in this Agreement notwithstanding) any knowledge on the part of any Purchaser Indemnitee of any inaccuracy of any such representation or warranty of any Seller set forth in this Agreement or any Collateral Agreement, regardless of whether such knowledge was obtained through either Purchaser’s own investigation or otherwise (including disclosure by Sellers), and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement.

(c)           Each of the representations and warranties set forth in this Agreement shall expire at the end of the relevant survival period set forth in Section 11.1(a) above; provided, however, if a

Claim Notice (as defined below) relating to any representation or warranty set forth in ARTICLE 4, ARTICLE 5 or ARTICLE 6 of this Agreement is delivered pursuant to this ARTICLE 11 on or prior to the expiration of the relevant survival period set forth in Section 11.1(a) above, then, notwithstanding anything to the contrary contained in this ARTICLE 11, such representation or warranty shall not so expire to the extent of the subject matter of such Claim Notice, but rather shall remain in full force and effect to the extent of the subject matter of such Claim Notice until such time as each and every claim (including any indemnification claim asserted by any Purchaser Indemnitee under Section 11.2) that is based directly or indirectly upon, or that relates directly or indirectly to, any breach or inaccuracy or alleged breach or inaccuracy of such representation or warranty has been fully and finally resolved, either by means of a written settlement agreement executed by Seller Representative and Purchaser (whether or not resulting from mediation in accordance with Section 11.5(e)), or by means of a final, non-appealable Judgment issued by a court of competent jurisdiction.

(d)           For purposes of this Agreement, a “Claim Notice” relating to a particular matter for which indemnification is available under this ARTICLE 11 shall be deemed to have been given if any Purchaser Indemnitee or Sellers Indemnitee, as the case may be (the “Indemnified Person”), acting in good faith, delivers to Seller Representative or Purchaser, as applicable, with a copy to the Escrow Agent (in the case of a Claim Notice delivered by a Purchaser Indemnitee), a written notice stating that such Indemnified Person believes that there is or has been a possible breach of a representation, warranty, covenant or obligation of this Agreement or another matter for which indemnification is available under this ARTICLE 11 and containing (i) a brief description of the circumstances supporting such Indemnified Person’s belief that there is or has been such a possible breach of a representation, warranty, covenant or obligation of this Agreement or another matter for which indemnification is available under this ARTICLE 11, and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential Damages that have arisen and may arise as a direct or indirect result of the matter(s) for which indemnification is sought (the “Claimed Amount”).

11.2        Indemnification by Sellers.

(a)           Sellers shall hold harmless, defend and indemnify Purchaser and each Affiliate and Representative of Purchaser and their respective successors and assigns (each, a “Purchaser Indemnitee”, and collectively, the “Purchaser Indemnitees”) from and against, and shall compensate and reimburse each Purchaser Indemnitee for, any and all Damages that are directly or indirectly suffered or incurred by any Purchaser Indemnitee or to which any Purchaser Indemnitee may otherwise become subject at any time (regardless of whether or not such Damages relate to any Third Party Claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with the following:

(i)            any breach or inaccuracy of any of the representations or warranties made by any Seller in this Agreement (without giving effect to any supplement to the Disclosure Schedule) or in any of the Collateral Agreements;

(ii)           any breach of any covenant or obligation of any Seller contained in this Agreement or any of the Collateral Agreements;

(iii)          any Indebtedness of the Company Entities not discharged on or prior to the Closing;

(iv)          any Seller Transaction Expenses not discharged on or prior to the Closing;

(v)           any Liability related to any Company failure to timely adopt a Section 125 “cafeteria” plan;

(vi)          for a period of eighteen (18) months from and after the Closing Date, the matters set forth on Section 11.2(a)(vi) of the Disclosure Schedule; and

(vii)         any Pre-Closing Taxes or any Transfer Taxes.

(b)           Subject to Section 11.2(c), Sellers shall not be required to make any indemnification payment pursuant to Section 11.2(a)(i) for any breach or inaccuracy of the representations and warranties made by Sellers in this Agreement, or in any of the other Collateral Agreements or pursuant to Section 11.2(a)(vi), until such time as the total amount of all Damages (including the Damages arising from such breach and all other Damages arising from any other breaches or inaccuracies of any representations or warranties or the other matters set forth on Section 11.2(a)(vi) of the Disclosure Schedule) that have been directly or indirectly suffered or incurred by any one or more of Purchaser Indemnitees, or to which any one or more of Purchaser Indemnitees has or have otherwise become subject, exceeds Eight Hundred and Fifty Thousand Dollars ($850,000) (the “Deductible”).  Subject to Section 11.2(c), the aggregate liability of Sellers under this ARTICLE 11 shall not exceed the Escrow Amount (the “Cap”).

(c)           The limitations on the indemnification obligations of Sellers that are set forth in Section 11.2(b) shall not apply to (x) any breach or inaccuracy of any of the Fundamental Representations, (y) any claim based on fraud or (z) any indemnification claim made by any Purchaser Indemnitee pursuant to clauses (ii) through (v) and (vii) of Section 11.2(a); provided, however, the aggregate liability of Sellers under this ARTICLE 11 shall not exceed the Net Closing Consideration.

(d)           Sellers indemnification obligations hereunder, shall be on a several and not joint basis, in proportion to such Seller’s ownership interest in the Company as set forth in Schedule I; provided that to the extent that any Purchaser Indemnitee makes any claim for indemnification for any amount of the Escrow Amount, Sellers indemnification obligations, up to the Escrow Amount, shall be on a joint and several basis.

(e)           Notwithstanding anything to the contrary contained herein, for purposes of determining whether there has been a breach or inaccuracy of any of the representations or warranties and the amount of any Damages that are the subject matter of a claim for indemnification hereunder, the Deductible shall be the materiality standard for all purposes hereunder, and, therefore, each representation and warranty and other provision contained in this Agreement and each certificate delivered pursuant hereto shall be read without regard and without giving effect to any materiality, Material Adverse Effect or knowledge standard or qualification contained in such representation or warranty (as if such standard or qualification was deleted from such representation and warranty).

(f)            The amount of any Damages that are subject to indemnification under this ARTICLE 11 shall be calculated net of any amounts actually recovered by the Purchaser Indemnitee under insurance policies in connection with such Damages, net of any insurance deductibles, costs of collection or premium increases resulting from making any claim thereunder.  In the event that a recovery is made by a Purchaser Indemnitee with respect to any Damages for which such Purchaser Indemnitee has already been indemnified hereunder, then a refund equal to the amount of the recovery shall be made promptly to the Seller Representative.

11.3        Indemnification by Purchaser.

(a)           Purchaser shall hold harmless, defend and indemnify Sellers and each Affiliate and Representative of Sellers and their respective successors and assigns (each a “Sellers Indemnitee,” and collectively, the “Sellers Indemnitees”) from and against, and shall compensate and reimburse each Sellers Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any Sellers Indemnitees or to which any Sellers Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any Third Party Claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with (i) any breach or inaccuracy of any of the representations or warranties made by Purchaser in this Agreement or in any of the Collateral Agreements; or (ii) any breach of any covenant or obligation of Purchaser contained in this Agreement or any of the Collateral Agreements.

(b)           Purchaser shall not be required to make any indemnification payment pursuant to Section 11.3(a) for any breach of the representations and warranties (other than for Fundamental Representations) made by them in this Agreement, or in any of the other Collateral Agreement, until such time as the total amount of all Damages (including the Damages arising from such breach and all other Damages arising from any other breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any Sellers Indemnitees, or to which any Sellers Indemnitees has or have otherwise become subject, exceeds the Deductible.  The aggregate liability of Purchaser under this ARTICLE 11 shall not exceed the Cap.

11.4        Defense of Third Party Claims.

(a)           In the event of the assertion or commencement by any Person of any Proceeding (whether against Purchaser or any other Purchaser Indemnitee) with respect to which Sellers may become obligated to indemnify, defend, compensate or reimburse any Purchaser Indemnitee pursuant to this ARTICLE 11 (each, a “Third Party Claim”), Purchaser shall provide Seller Representative with prompt written notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not affect the rights of any Purchaser Indemnitee to receive indemnification for Damages to the extent that Sellers’ rights in relation to such Third Party Claim are not materially prejudiced.  Purchaser shall be entitled to conduct the defense of any Third Party Claim on the terms set forth in Section 11.4(d); provided that Purchaser notifies Seller Representative in writing of Purchaser’s intent to conduct such defense within fifteen (15) days following the delivery of the initial notice of the Third Party Claim.

(b)           If Purchaser does not deliver such written notice of its intent to conduct the defense of such Third Party Claim prior to the expiration of such fifteen (15) day period, subject to Section 11.4(c), Seller Representative shall have the right, at its election, to assume the defense of such Third Party Claim.  Subject to Section 11.4(c), if Seller Representative elects to assume the defense of any such Third Party Claim:

(i)            Seller Representative shall agree in writing to fully indemnify Purchaser Indemnitees with respect to any Damages from such Third Party Claim up to the limits of indemnification provided in Section 11.2;

(ii)           Seller Representative shall proceed to defend such Third Party Claim in a diligent manner with counsel reasonably satisfactory to Purchaser at the sole expense of Sellers, subject to any applicable limitations in this ARTICLE 11;

(iii)          Purchaser shall make available to Seller Representative such documents and materials in the possession of Purchaser that may be necessary to the defense of such Third Party

Claim; provided, however, that if such documents or materials are (x) subject to attorney-client privilege and (y) were created on or after the Closing, then Purchaser shall only make available such privileged documents or materials upon entry into a common-interest agreement with the Seller Representative mutually acceptable to both parties;

(iv)          Seller Representative shall keep Purchaser informed of all material developments and events relating to such Third Party Claim;

(v)           Purchaser shall have the right to participate, at its sole cost and expense, in the defense of such Third Party Claim; and

(vi)          Seller Representative shall not settle, adjust or compromise such Third Party Claim without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed.

(c)           If either (w) Seller Representative does not elect to assume the defense of any such Third Party Claim, (x) the potential Damages associated with the Third Party Claim are or could reasonably be expected to be in excess of the funds remaining on deposit in the Escrow Account, (y) if in the reasonable judgment of Purchaser a conflict of interest exists between Seller Representative and Purchaser, or (z) Seller Representative elects to assume the defense of any such Third Party Claim, but subsequently breach any of their obligations under Section 11.4(b), then Purchaser may, at its election, proceed with the defense of such Third Party Claim on its own.

(d)           If Purchaser proceeds with the defense of any Third Party Claim pursuant to Section 11.4(a) or Section 11.4(c) and Purchaser proceeding with the defense of the matters set forth on Section 11.2(a)(vi) of the Disclosure Schedule:

(i)            all expenses relating to the defense of such Third Party Claim (whether or not incurred by Purchaser) shall be borne and paid exclusively by Sellers (up to the limits of indemnification set forth in Section 11.2) if in fact the Sellers are obligated to indemnify the Purchaser Indemnitee with respect to the Third Party Claim;

(ii)           Seller Representative shall make available to Purchaser any documents and materials in the possession or control of Sellers that may be necessary to the defense of such Third Party Claim;

(iii)          Purchaser shall keep Seller Representative informed of all material developments and events relating to such Third Party Claim or such matter;

(iv)          Seller Representative shall have the right to participate, at its sole cost and expense, in the defense of such Third Party Claim or such matter; and

(v)           Purchaser shall not settle, adjust or compromise such Third Party Claim  or such matter without the prior written consent of Seller Representative; which consent shall not be unreasonably conditioned, withheld or delayed;

provided that with respect to the matters set forth on Section 11.2(a)(vi) of the Disclosure Schedule, (A) Purchaser shall proceed with such defense and (B) clauses (i) and (ii) of this Section 11.4(d) shall not apply.

11.5        Indemnification Claims.  An indemnification claim to recover Damages shall be subject to the following terms:

(a)           During the thirty (30) day period commencing upon the delivery to Seller Representative and the Escrow Agent (if applicable) of a Claim Notice (the “Dispute Period”), Seller Representative shall deliver to Purchaser (on behalf of Purchaser Indemnitee who delivered the Claim Notice) and to the Escrow Agent (if applicable) a written response (the “Response Notice”) in which Seller Representative: (i) agrees that the full Claimed Amount is owed to Purchaser Indemnitee; (ii) agrees that part (but not all) of the Claimed Amount (the “Agreed Amount”) is owed to Purchaser Indemnitee; or (iii) asserts that no part of the Claimed Amount is owed to Purchaser Indemnitee.  Any part of the Claimed Amount that is not agreed by Seller Representative to be owing to Purchaser Indemnitee pursuant to the Response Notice shall be referred to as the “Contested Amount.”  If a Response Notice is not received by Purchaser and the Escrow Agent (if applicable) prior to 5:00 p.m. (Mountain Time) on the thirtieth (30th) day of the Dispute Period, then Seller Representative shall be conclusively deemed to have agreed that the full Claimed Amount is owed to Purchaser Indemnitee.

(b)           If (i) Seller Representative delivers a Response Notice agreeing that the full Claimed Amount is owed to Purchaser Indemnitee, or (ii) Seller Representative does not deliver a Response Notice during the Dispute Period, then the Escrow Agent shall disburse to Purchaser Indemnitee from the Escrow Account, cash in an amount equal to the Claimed Amount in accordance with the Escrow Agreement.

(c)           If Seller Representative delivers a Response Notice agreeing that less than the full Claimed Amount is owed to Purchaser Indemnitee, then the Escrow Agent shall disburse to Purchaser Indemnitee from the Escrow Account cash in an amount equal to the Agreed Amount in accordance with the terms of the Escrow Agreement.

(d)           If Seller Representative delivers a Response Notice indicating that there is a Contested Amount, Seller Representative and Purchaser Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount.  If Seller Representative and Purchaser Indemnitee resolve such dispute as to all or a portion of the Contested Amount, then Seller Representative and Purchaser Indemnitee shall execute a joint written instruction, instructing the Escrow Agent to disburse to Purchaser Indemnitee from the Escrow Account, cash in an amount equal to the amount specified in such joint written instruction in accordance with the terms of the Escrow Agreement.

(e)           If Seller Representative and Purchaser Indemnitee are unable to resolve any part of the dispute relating to any Contested Amount during the thirty (30) day period commencing upon the delivery of the Response Notice, then with respect to the remaining Contested Amount, either Purchaser Indemnitee or Seller Representative may resort to other legal remedies, subject to the limitations and procedures set forth in this ARTICLE 11 and Section 12.10.

11.6        Sole and Exclusive Remedy.  Subject to the other terms and conditions of this ARTICLE 11 and claims for (a) fraud and (b) specific performance, the indemnification obligations set forth herein shall be the sole and exclusive remedy available to the parties hereto.

11.7        Tax Treatment of Indemnity Payments.  Unless otherwise required by Applicable Law, any indemnity payment made pursuant to this Agreement shall be treated for all Tax purposes as an adjustment to the Net Closing Consideration.

ARTICLE 12
MISCELLANEOUS

12.1        Seller Representative.

(a)           Each Seller hereby appoints Seller Representative under and pursuant to the terms of this Agreement.  Seller Representative shall not be compensated for his services as Seller Representative, provided, however, that Seller Representative shall be entitled to reimbursement for all fees, costs and expenses incurred by Seller Representative in discharging his duties in accordance with Section 12.1(b).  Seller Representative is hereby vested with the full power, authority, duty and responsibility to represent the interests of Sellers as set forth in this Agreement, including the full power and authority to settle any claim by a Purchaser Indemnitee against Sellers.  All actions taken by Seller Representative shall be binding upon Sellers, their successors, heirs, Representatives and assigns as if expressly confirmed and ratified in writing by each of them.  Seller Representative shall not be personally liable for any actions or decisions taken or made in good faith in managing or discharging his duties and responsibilities in accordance with the terms of this Agreement or the Escrow Agreement.  In discharging his duties and responsibilities, Seller Representative shall have all rights and powers necessary and incident to the proper discharge thereof, including the right and power to engage and pay for professional or other services.  Each Seller hereby waives any claim against Purchaser or any Purchaser Indemnitee for any action thereby in reliance upon the authority of Seller Representative (and such Seller shall hereby indemnify and hold harmless Purchaser and any Purchaser Indemnitee for any Damages resulting from any such claim brought by such Seller).

(b)           All reasonable fees and expenses (including attorneys’ fees and other professional fees) incurred by Seller Representative in connection with the performance of his duties under this Agreement and the Escrow Agreement shall be reimbursed by Sellers on a pro rata basis.  In the event Seller Representative is entitled to reimbursement, Seller Representative shall first make a written demand upon Sellers for payment of their pro rata portion of such fees and expenses.  In the event Seller Representative is not reimbursed by Sellers within fifteen (15) Business Days of such demand, Seller Representative may pay such fees and expenses by deducting the full amount of such fees and expenses from the Escrow Amount otherwise payable to Sellers on a pro rata basis upon termination of the Escrow Account or, prior to termination, from any interest earned on the Escrow Amount.

(c)           Seller Representative shall be each Seller’s agent for service of process in connection with any dispute or claim arising under this Agreement or any Collateral Agreement.

12.2        Disclosure Schedule.  The information in the Disclosure Schedule constitutes (a) exceptions to particular representations, warranties, covenants and obligations of Sellers as set forth in this Agreement or (b) descriptions or lists of the Equity Interests, assets and Liabilities and other items referred to in this Agreement.  If there is any inconsistency between the statements in this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in this Agreement will control.  The statements in the Disclosure Schedule, and those in any supplement to the Disclosure Schedule, shall relate to the numerically corresponding Section or subsection of this Agreement identified in the Disclosure Schedule (or supplement to the Disclosure Schedule) and to those Sections or subsections of this Agreement to which it is reasonably apparent on its face that such disclosure relates and not to any other Section or subsection of this Agreement.

12.3        Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.  Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other parties hereto; provided, however, that Purchaser shall have the right, without the consent of any of the other parties to this Agreement, (a) to assign all or a portion of its rights (including its indemnification rights under ARTICLE 11), interests and obligations hereunder to one or more direct or indirect Subsidiaries or Persons that are deemed to own (as such concept is defined in the definition of Affiliate) Purchaser and (b) to assign all or a portion of its rights (including its indemnification rights under ARTICLE 11), interests and obligations hereunder for collateral security purposes to any lender of Purchaser or its Affiliates, and any such lender may exercise all of the rights and remedies of Purchaser hereunder.

12.4        No Third Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.  Without limiting the generality of the foregoing, (i) no employee of any Company Entity shall have any rights, as an employee, under this Agreement or under any of the Collateral Agreements to which he or she is not personally a party and (ii) other than as an express party to this Agreement or the Collateral Agreements, if applicable, no creditor of any of the parties shall have any rights under this Agreement or any of the Collateral Agreements.  Nothing in this Agreement, express or implied: (w) shall be deemed or construed to establish, amend or modify any Employee Benefit Plan, (x) shall alter or limit Purchaser’s or any Company Entity’ ability to amend, modify or terminate, at any time, any Employee Benefit Plan assumed, established, sponsored or maintained by Purchaser, any Company Entity or any of their respective Affiliates, (y) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (z) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.

12.5        Counterparts.  This Agreement may be executed and delivered in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument.  The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile or other electronic means shall be deemed to be their original signatures for all purposes.

12.6        Notices.  All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, sent by facsimile transmission, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses set forth on Schedule 12.6 or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith.  Any such notice or communication shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of facsimile transmission, on the date sent if either (i) confirmation of receipt is received or (ii) such notice is promptly mailed by registered or certified mail (return receipt requested), (c) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date sent, and (d) in the case of mailing, on the third Business Day following that on which the piece of mail containing such communication is posted.

12.7        Amendment; Waiver.  Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and signed, in the case of an amendment, by Sellers and Purchaser, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

12.8        Expenses.  Except as otherwise expressly provided by this Agreement, whether or not the Closing is effected, all Transaction Expenses shall be borne by the party incurring the same.

12.9        Governing Law.  The validity and construction of this Agreement shall be governed by the internal laws of the State of Florida, without regard to the conflicts of law principles of such State.

12.10      Submission to Jurisdiction; Specific Performance; Waiver of Jury Trial.

(a)           Except to the extent of the dispute resolution provisions relating to the adjustments set forth in Section 2.2, all claims, disputes and other matters in controversy, including pursuant to ARTICLE 11 (a “Dispute”), arising directly or indirectly out of or related to this Agreement, any of the Collateral Agreements or the Contemplated Transactions shall be resolved exclusively according to the procedures set forth in this Section 12.10 and, as applicable, Section 11.5.  From and after the Closing Dates, none of Purchaser, Seller Representative or any Seller (or any Purchaser Indemnitee or Sellers Indemnitee) shall commence a lawsuit as set forth in Section 12.10(b) unless such party shall first deliver written notice (a “Mediation Notice”) to the other party and engage in mediation as set forth herein.  The Mediation Notice shall set forth with reasonable specificity the nature of the Dispute.  The Mediation Notice shall constitute and notice a demand for mediation.  Purchaser and Seller Representative shall attempt in good faith to resolve the Dispute identified in the Mediation Notice by mediation pursuant to the American Arbitration Association’s Commercial Mediation Procedures.  If Purchaser and Seller Representative cannot agree on the selection of a mediator within twenty (20) days after delivery of the Mediation Notice, Rule M-4 of the American Arbitration Association’s Commercial Mediation Procedures shall govern the appointment of a mediator.  Purchaser and Seller Representative shall mediate in Denver County, Colorado, unless Purchaser and Seller Representative mutually agree to an alternate location, and shall complete the mediation within forty-five (45) days of the delivery of the Mediation Notice unless Purchaser and Seller Representative mutually agree to a longer period of time.  Purchaser and Seller Representative shall bear their respective costs incurred in connection with the procedures set forth in this Section 12.10(a), except that the parties shall share equally the fees and expenses of the neutral mediator, if any, and the cost of the facility for the mediation.

(b)           If the parties are unable to resolve any Dispute after following the procedures set forth in Section 12.10(a), any Proceeding or other legal action arising out of or relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced in any state or federal court located in the State of Florida.  Each party to this Agreement:

(i)            expressly and irrevocably consents and submits to the jurisdiction of each state, federal, and appellate court located in State of Florida in connection with any such Proceeding;

(ii)           in connection with any Proceeding arising out of or relating to this Agreement, expressly and irrevocably consents to the service of process anywhere in the world in a manner consistent with Rule 4 of the Federal Rules of Civil Procedure or in a manner consistent with the Applicable Law of the jurisdiction in which process is served;

(iii)          agrees that each state and federal court located in State of Florida shall be deemed to be a convenient forum; and

(iv)          agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in any state or federal court located in State of Florida, any claim that such party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c)           The parties agree that irreparable damage may occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state courts located in State of Florida, this being in addition to any other remedy to which they are entitled at law or in equity.

(d)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.10.

12.11      Remedies Cumulative.  Except as otherwise set forth herein, the various rights and remedies herein provided will be cumulative and not exclusive of any other rights or remedies herein provided or any rights or remedies provided by Applicable Law.

12.12      Construction.

(a)           Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of or against any party will be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.

(b)           Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(c)           The heading references herein are for convenience purposes only, do not constitute a part of this Agreement and will not be deemed to limit or affect any of the provisions hereof.

12.13      Severability.  The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

12.14      Entire Agreement.  This Agreement, the Disclosure Schedule and the Collateral Agreements together contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

12.15      Time of the Essence.  Time is of the essence of this Agreement.

12.16      Waiver.

(a)           No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)           No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties have duly executed this Interest Purchase Agreement as of the date first above written.

COMPANY:

PHOENIX PHYSICIANS, LLC

By:	/s/ Rob Scott, M.D.
Its:	Chief Executive Officer

[Signature Page to Interest Purchase Agreement]

PURCHASER:

EMCARE, INC.

By:	/s/ Todd G. Zimmerman
Its:	Chief Executive Officer

[Signature Page to Interest Purchase Agreement]

SELLERS:

STEVEN M. SCOTT, M.D.

/s/ Steven M. Scott, M.D.
Steven M. Scott, M.D.

REBECCA J. SCOTT

/s/ Rebecca J. Scott
Rebecca J. Scott

SRS GRAT U/A dated October 25, 2010

/s/ Rebecca J. Scott
By:	Rebecca J. Scott
Its:	Trustee

Scott GRAT No. 9 U/A dated October 25, 2010

/s/ Rebecca J. Scott
By:	Rebecca J. Scott
Its:	Trustee

[Signature Page to Interest Purchase Agreement]

Exhibit A

Form of Bring-Down/Compliance Certificate

(see attached)